UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
Amendment No. 1
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2007
MYLAN LABORATORIES INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-9114	25-1211621
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

1500 Corporate Drive
Canonsburg, PA		15317
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (724) 514-1800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.01 Completion of Acquisition or Disposition of Assets
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EX-23.1
EX-99.1

EXPLANATORY NOTE
     As reported in a Current Report on Form 8-K filed by Mylan Laboratories Inc. (“Mylan” or the “Company”) on January 10, 2007 (the “Initial Form 8-K”), Mylan, through an indirect wholly-owned subsidiary, acquired a controlling stake in Matrix Laboratories Limited (“Matrix”) on January 8, 2007. Pursuant to Item 9.01 (a) (4), this Form 8-K/A amends the Initial Form 8-K and is being filed in order to include the required historical financial statements of Matrix and the related pro forma financial information not later than 71 calendar days after the date that the Initial Form 8-K was required to have been filed. In accordance with Securities Exchange Act Rule 12b-15, the complete text of Items 2.01 and 9.01 as amended are set forth below.
Item 2.01 Completion of Acquisition or Disposition of Assets
     As previously announced, on August 28, 2006, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) to acquire, through MP Laboratories (Mauritius) Ltd, its wholly-owned indirect subsidiary, approximately 51.5% of the outstanding share capital of Matrix Laboratories Limited, a publicly traded Indian company (“Matrix”), from Prasad Nimmagadda (“Mr. Prasad”), Prasad Nimmagadda-Huf, G2 Corporate Services Limited, India Newbridge Coinvestment Limited, India Newbridge Partners FDI Limited, India Newbridge Investments Limited, Maxwell (Mauritius) Pte. Limited and Spandana Foundation at a price of Rs. 306 per share.
     Also, in accordance with applicable Indian law as a result of signing the Share Purchase Agreement, the Company previously commenced an open offer to acquire up to an additional 20% of the outstanding share capital of Matrix (the “Public Offer”) from Matrix’s shareholders (other than the selling shareholders under the Share Purchase Agreement and overseas corporate bodies). On December 21, 2006, the Company issued a press release announcing the completion of the Public Offer and its acquisition of 20% of the outstanding share capital of Matrix, at a price of Rs. 306 per share.
     On January 8, 2007, in accordance with the terms of the Share Purchase Agreement, the Company completed the acquisition of approximately 51.5% of the outstanding share capital of Matrix. As previously disclosed, effective January 8, 2007, Mr. Prasad was appointed as a member of the Board of Directors and as an officer of the Company and entered into certain agreements with the Company in connection with these appointments.
     As a result of the two transactions, the Company now owns approximately 71.5% of the outstanding share capital of Matrix.
     As previously disclosed, immediately following the closing of the transactions contemplated by the Share Purchase Agreement, certain of the selling shareholders used approximately $143,000,000 of their proceeds to acquire the Company’s common stock from the Company in a private sale at a price of $20.85 per share. Mr. Prasad, through an affiliate by virtue of an assignment permitted by the Share Purchase Agreement also has invested $25,000,000 of his proceeds in the Company’s common stock, in a private sale at a price of $20.85 per share with the Company which closed in February 2007.
     On January 8, 2007, the Company and Matrix issued a joint press release announcing the closing of the Matrix acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
          (a) Financial statements of business acquired
          The following historical financial information of Matrix is attached to this Current Report and is incorporated by reference in this Item 9.01.

          (b) Pro forma financial information
          The following pro forma financial information is attached to this Current Report and is incorporated by reference in this Item 9.01.
          (c) Exhibits

Exhibit No.	Description
23.1	Consent of Deloitte, Haskins and Sells, independent auditors
99.1	Press release of the registrant, dated January 8, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MYLAN LABORATORIES INC.
February 20, 2007	/s/ Edward J. Borkowski
Edward J. Borkowski
Chief Financial Officer

Financial Statements of Business Acquired
The following financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and are presented in accordance with the requirements of Regulation S-X, Rule 3-05(b). Matrix Laboratories Limited (“Matrix”) has a fiscal year end of March 31. Mylan Laboratories Inc. acquired a controlling stake in Matrix on January 8, 2007 and, accordingly, the audited consolidated financial statements of Matrix for the fiscal years ended March 31, 2006 and 2005, and the unaudited condensed consolidated financial statements of Matrix for the nine months ended December 31, 2006 and 2005, are presented.

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors and Shareholders of
Matrix Laboratories Limited:
We have audited the accompanying consolidated balance sheets of Matrix Laboratories Limited and subsidiaries (collectively referred to as “Matrix Limited” or the “Company”) as of March 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Matrix Laboratories Limited and subsidiaries at March 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which differ in certain material aspects from accounting principles generally accepted in India, which form the basis of Matrix Limited’s general purpose financial statements.
/s/ Deloitte Haskins & Sells
Hyderabad, India
January 5, 2007

Matrix Laboratories Limited
Consolidated Balance Sheets
(In USD thousands, except shares and per share data or as otherwise stated)

	As of March 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$17,876	$431
Short term investments	4,435	35,714
Accounts receivable, net of allowance for doubtful accounts	72,485	33,603
Inventories	95,836	46,339
Prepaid expenses and other current assets	50,978	28,357
Deferred tax asset	752	7,255

Total current assets	242,362	151,699
Restricted cash	19,853	535
Property, plant and equipment, net	126,879	89,043
Intangible assets, net	90,856	19,240
Goodwill	125,059	4,187
Investments in affiliates	22,378	170
Other assets	9,355	1,079

Total assets	$636,742	$265,953

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Trade accounts payable and accrued liabilities	$102,056	$36,165
Short-term borrowings and current portion of long-term debt	195,527	22,571
Other current liabilities	38,097	25,463
Deferred tax liability	2,646	—

Total current liabilities	338,326	84,199
Long-term debt, net of current portion	102,166	—
Other long-term liabilities	5,162	1,501
Deferred tax liability	31,327	18,235

Total liabilities	476,981	103,935

Minority interests	13,964	—

Commitments and Contingencies (see Note 22)

Shareholders’ equity
Equity Shares — par value Rs.2 per share Shares authorized: 200,000,000 in 2006 and 2005 Shares issued: 153,616,540 in 2006 and 149,720,710 in 2005	7,172	7,000
Additional paid-in capital	117,293	98,554
Deferred stock compensation	1,219	148
Retained earnings	18,542	52,867
Accumulated other comprehensive income	1,571	3,449

Total shareholders’ equity	145,797	162,018

Total liabilities and shareholders’ equity	$636,742	$265,953

The accompanying Notes are an integral part of the Consolidated Financial Statements

Matrix Laboratories Limited
Consolidated Statements of Operations
(In USD thousands, except shares and per share data or as otherwise stated)

	Fiscal year ended March 31,
	2006	2005
Net revenues	$230,270	$141,303

Cost of revenues	191,199	98,913

Research and development	11,884	3,617
Selling, general and administrative	39,098	5,176
In-process research and development written off	58,680	—
Interest expense	5,803	858
Other income:
Income from patent settlement	22,145	—
Gain on sale of intangible assets	24,137	—
Other income, net	6,940	1,101

Net (loss) / income before equity in affiliates, minority interests and income taxes	(23,172)	33,840
Equity in losses of affiliates	1,777	348
Minority interest in loss of consolidated subsidiaries, net	(159)	—
Income tax expense	5,497	7,169

Net (loss) / income	$(30,287)	$26,323

Earnings per equity share:
Basic	$(0.20)	$0.18

Diluted	$(0.20)	$0.18

Weighted average equity shares outstanding:
Basic	150,624,794	146,391,940

Diluted	150,624,794	146,414,811

The accompanying Notes are an integral part of the Consolidated Financial Statements

Matrix Laboratories Limited
Consolidated Statements of Changes in Shareholders’ Equity
(In USD thousands, except shares and per share data or as otherwise stated)

						Accumulated
	Equity Shares		Additional			other
	Number of		paid-in	Deferred Stock	Retained	comprehensive
	shares	Amount	capital	Compensation	earnings	income	Total
Balance as of March 31, 2004	136,331,035	$6,399	$10,653	—	$28,553	—	$45,605

Shares issued during the year (net of issuance cost)	13,389,675	601	87,901	—	—	—	88,502
Stock compensation	—	—	—	$148	—	—	148
Comprehensive income:
Net income	—	—	—	—	26,323	—	26,323
Foreign currency translation adjustment	—	—	—	—	—	$3,449	3.449

Total comprehensive income	—	—	—	—	26,323	3,449	29,772
Dividends paid (Rs.1.20 per share)	—	—	—	—	(2,009)	—	(2,009)

Balance as of March 31, 2005	149,720,710	7,000	98,554	148	52,867	3,449	162,018
Shares issued during the year (net of issuance cost)	3,501,500	154	17,242	—	—	—	17,396
Stock options exercised	394,330	18	1,497	(243)	—	—	1,272
Stock compensation	—	—	—	1,314	—	—	1,314
Comprehensive income:
Net loss	—	—	—	—	(30,287)	—	(30,287)
Foreign currency translation adjustment	—	—	—	—	—	(1,878)	(1,878)

Total comprehensive loss	—	—	—	—	(30,287)	(1,878)	(32,165)
Dividends paid (Rs.1.20 per share)	—	—	—	—	(4,038)	—	(4,038)

Balance as of March 31, 2006	153,616,540	$7,172	$117,293	$1,219	$18,542	$1,571	$145,797

     The accompanying Notes are an integral part of the Consolidated Financial Statements

Matrix Laboratories Limited
Consolidated Statements of Cash Flows
(In USD thousands, except shares and per share data or as otherwise stated)

	Fiscal year ended March 31,
	2006	2005
Cash flows from operating activities:
Net (loss) / income	$(30,287)	$26,323
Adjustments to reconcile net (loss) income to net cash provided from operating activities:
Depreciation and amortization	12,529	7,029
Gain on sale of investments in affiliates	(1,276)	—
Equity in losses of affiliates	1,777	348
Deferred income tax expense / (benefit)	1,231	(2,218)
Stock compensation expense	1,306	145
In process research and development written off	58,680	—
Gain on sale of intangible assets	(24,137)	—
(Gain) / loss on sale of property, plant and equipment	(2,625)	124
Minority interest in (loss) of consolidated subsidiaries	(159)	—
Changes in operating assets and liabilities:
Accounts receivable, net	3,706	(10,775)
Inventories	8,970	(10,676)
Prepaid expenses and other current assets	(637)	(354)
Other assets	(8,296)	(1,079)
Trade accounts payables and accrued liabilities	3,458	(7,100)
Other current liabilities	7,249	24,048
Other long term liabilities	3,688	(114)

Net cash (used in) provided by operating activities	35,177	25,701

Cash flows from investing activities:
Purchase of intangible assets		(64)
Proceeds from sale of intangible assets	27,781	—
Purchase of property, plant and equipment	(33,330)	(29,320)
Proceeds from sale of property, plant and equipment	16,253	1,487
Purchase of short term investments	(63,045)	(154,009)
Proceeds from sale of short term investments	93,662	118,295
Investments in affiliates	(24,127)	(9)
Proceeds from sale of investments in affiliates	1,371	—
(Increase) / Decrease in restricted cash	(3,418)	134
Cash paid for acquisition of subsidiaries, net of cash acquired	(252,636)	54

Net cash used in investing activities	(237,489)	(63,432)

Cash flows from financing activities:
Cash dividends paid	(4,038)	(2,009)
Payment of financing fees	(929)	—
Increase / (Decrease) in short-term borrowings	18,618	(10,827)
Proceeds from long-term debt	188,156	—
Repayment of long term debt	—	(26,226)
Issuance of equity stock (net of issuance cost)	17,396	74,980
Proceeds from exercise of stock options	1,272	—

Net cash provided by financing activities	220,475	35,918

Effect of changes in exchange rates	(718)	2,227

Net increase in cash and cash equivalents	17,445	414
Cash and cash equivalents — beginning of year	431	17

Cash and cash equivalents — end of year	$17,876	$431

Matrix Laboratories Limited
Consolidated Statements of Cash Flows
(In USD thousands, except shares and per share data or as otherwise stated)
Supplementary cash flow information:

	Fiscal year ended March 31,
	2006	2005
Cash paid during the year for:
Income taxes	$9,104	$6,448

Interest	5,869	1,490

Non — cash items:

Equity shares issued for acquisitions (see Note 3)	—	$13,522

Deferred consideration: (see Note 3)	$16,234	—

The accompanying Notes are an integral part of the Consolidated Financial Statements

Note 1. Nature of Operations and Basis of Presentation
Matrix Laboratories Limited (“Matrix”, formerly known as Herren Drugs) was incorporated in India on November 29, 1984 and its equity shares are listed on the Bombay and National Stock Exchanges in India.
Matrix is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals — primarily active pharmaceutical ingredients (or “APIs”), finished drug formulations (“FDFs”), other generic drugs and medical supplies. The principal markets for these products are pharmaceutical wholesalers and distributors, drug manufacturers and institutions within India, Europe and the United States of America (“USA”).
The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the USA (“US GAAP”) which differ in material respects from the consolidated financial statements of Matrix prepared in accordance with accounting principles generally accepted in India, in accordance with applicable statutory requirements. Matrix and its consolidated subsidiaries are hereinafter referred to as the “Company”.
Matrix has adopted the United States Dollar (“USD” or “$”) as its reporting currency. The functional currency financial statements are translated into USD using the year end rates for the balance sheet accounts and a monthly weighted average exchange rate for the respective periods for revenue, expense and cash flow items. The gains or losses resulting from such translation are reported in accumulated other comprehensive income as a separate component of shareholders’ equity.
During the fiscal years ended March 31, 2006 and 2005, Matrix acquired equity interests in the following companies:

	Percentage of voting
Company	shares acquired	Date of acquisition
2006
Concord Biotech	55%	February 14, 2006
Mchem Pharmaceuticals	57.5%	January 16, 2006
Docpharma NV*	100%	July 8, 2005 to November 2, 2005
2005
Vera Laboratories	100%	October 1, 2004
Fine Drugs and Chemicals	51%	October 1, 2004

*	Matrix acquired 22% on July 8, 2005, 74% on September 29, 2005 and the remaining 4% of Docpharma NV on November 2, 2005.
See Note 3, Business Combinations, for further details.
The Company’s fiscal year ends on March 31. All references to fiscal year shall mean the 12 months ended March 31.
Note 2. Summary of Significant Accounting Policies
Principles of Consolidation. The consolidated financial statements include the accounts of Matrix Laboratories Limited and those of its subsidiaries over which control is exercised through majority ownership of voting shares and / or other means, including, but not limited to, the possession of the power to direct or cause the direction of the management and policies of entities. In situations in which Matrix has less than 100% but greater than 50% of ownership in entities, such entities are consolidated and minority interests are also recorded. All inter-company accounts and transactions have been eliminated in consolidation. The Company also evaluates whether or not it has variable interests in variable interest entities for which it is the primary beneficiary. To the extent that the Company is the primary beneficiary in variable interest entities, it consolidates such entities.

Investment in Affiliates. Investments in business entities in which Matrix has the ability to exert significant influence over operating and financial policies (generally 20% to 50% ownership) and joint ventures are accounted for using the equity method. Under the equity method, investments are initially recorded at cost and are adjusted for dividends, stock based compensation, distributed and undistributed earnings and losses, and additional investments. Any goodwill arising from differences between the cost of the investment and the fair value of the underlying equity in net assets of the entities is not recorded separately in the financial statements. Equity method investments are periodically reviewed for other-than-temporary declines in carrying value.
Business Combinations. The Company accounts for acquired businesses using the purchase method of accounting, which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. The cost to acquire a business comprises of cash paid, the fair value of shares issued, amounts that are contingently payable and amounts payable on the basis of earn-out arrangements, deferred consideration and transaction costs. The cost is allocated to the fair value of the underlying net assets, including pre-acquisition contingencies, of the acquired business in proportion to their respective fair values. The fair value of shares issued as a part of the purchase consideration is determined based on an average of the closing share prices on the date of announcement of the acquisition and two days before and after the announcement date. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.
Amounts allocated to acquired in-process research and development (“IPR&D”) are expensed at the date of acquisition as the IPR&D had not reached technological feasibility, not received regulatory approval and do not have any alternative uses.
The judgments made in determining the estimated fair values assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the Company’s results of operations. Accordingly, for significant items, the Company typically obtains assistance from third party valuation specialists and has a 12 month period from the date of acquisition in which to determine the fair values and allocate the purchase price. Useful lives are determined based on the expected future period of benefit of the asset, which considers various characteristics of the asset, including projected cash flows. The Company reviews goodwill for impairment annually or more frequently if impairment indicators arise.
Contingent consideration including consideration that is payable on maintaining or achieving specified earnings levels in future periods is recorded as an additional cost of the acquired entity when the contingency is resolved and consideration is issued or becomes issuable.
In cases where a part of the agreed purchase consideration is payable in future, the discounted present value of such consideration is included in the cost of acquisition and recorded as a liability. Where such future amounts payable do not carry any interest rate or an interest rate which does not approximate the Company’s incremental borrowing rate for the relevant period, interest is imputed on such amounts using the incremental borrowing rate. No discounting is done in cases where the future consideration payable includes interest payable at a stated interest rate which approximates the Company’s incremental cost of borrowing for the relevant period. The interest accrued on such amounts is recorded as an expense in the statement of operations.
Functional Currency Translation. The functional currency of Matrix Laboratories Limited is the Indian Rupee (Rs.). The translation of the functional currencies of Matrix’s subsidiaries outside of India into Indian Rupees is performed for balance sheet accounts using the exchange rates in effect at the balance sheet date and for revenue, expense and cash flow items using an appropriate monthly weighted average exchange rate for the respective periods. The gains or losses resulting from such translation are reported in accumulated other comprehensive income as a separate component of shareholders’ equity.
Transactions in foreign currencies are translated into the functional currency at the rates of exchange prevailing on the date of the transaction. Monetary assets and liabilities in foreign currencies are translated into the functional currency at the rates of exchange prevailing on the balance sheet date. The resultant exchange gains and losses are included in the consolidated statements of operations.

Use of Estimates. The preparation of financial statements, in conformity with US GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Key areas that require estimates and assumptions include valuation of assets, including intangible assets and liabilities acquired in business combinations, recoverability of long-lived assets including goodwill, assets and obligations included in employee benefit plans, accounting for income taxes and contingencies. Because of the uncertainty inherent in such estimates, actual results could differ from those estimates.
Cash and Cash Equivalents. Cash is comprised of cash in hand and cash at bank, which are unrestricted as to their use. Cash equivalents are comprised of highly liquid investments with an original maturity of three months or less at the date of purchase.
Restricted cash. Restricted cash is comprised of margin money deposits for working capital facilities and balances in bank accounts for Matrix’s dividends payable.
Inventories. Inventories are stated at the lower of cost or market value, with cost determined by the first-in, first-out or weighted average method. Allowances for potentially obsolete or slow-moving inventory are established based on our analysis of inventory levels, historical obsolescence and future sales forecasts.
Short term investments. Short term investments are comprised of units of open ended mutual funds and are recorded at fair value based on quoted market prices. Net gains or losses on sale of short term investments are computed on a specific security basis and are included in other income when such gains / (losses) are realized.
Accounts receivable. Accounts receivable are stated net of the allowance for doubtful accounts. The Company establishes an allowance for doubtful accounts primarily based on an analysis of individual customers, the aging of the accounts receivable balances and historical write-off experience.
Property, Plant and Equipment. Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed and recorded on a straight-line basis over the assets’ estimated economic useful lives. Depreciation is included in cost of sales, selling, general and administrative expenses and research and development expenses in the consolidated statements of operations. The useful lives adopted by the Company are:

Years
Buildings	20-35
Leasehold improvements	Shorter of useful life (5 years) or lease term
Plant and Equipment	12-18
Office Equipment	5-15
Furniture and Fixtures	5-15
Vehicles	5-7
Computers	5-7
The assets’ residual values and useful lives are reviewed and adjusted, if appropriate, at each balance sheet date.
Gains and losses arising from retirement or disposal of property, plant and equipment are determined as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the consolidated statement of operations on the date of retirement or disposal.
Costs of additions and substantial improvements to property, plant and equipment are capitalized. The costs of repairs and maintenance are charged to operating expenses.
Goodwill. Goodwill represents the excess of the cost of an acquisition over the fair value of Matrix’s share of net identifiable assets of the acquired subsidiary, jointly controlled entity or affiliate at the date of acquisition. Goodwill on acquisition of subsidiaries is disclosed separately. Goodwill on accounting of jointly controlled entities or entities in which Matrix exercises significant influence is included in investments in affiliates. Goodwill is stated at cost less impairment losses, if any.

On April 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, (“SFAS No. 142”) which provides that goodwill acquired in a purchase business combination should not be amortized and is subject to an annual impairment test. SFAS No. 142 requires that goodwill and indefinite-lived assets be allocated to the reporting unit level. The goodwill impairment test under SFAS No. 142 is performed in two steps. The first step of the impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying value, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, goodwill of the reporting unit is considered impaired and step two of the impairment test is performed. The second step of the impairment test quantifies the amount of the impairment loss by comparing the carrying amount of the goodwill to its implied fair value. An impairment loss is recorded to the extent the carrying amount of the goodwill exceeds its implied fair value.
Intangible Assets: Intangible assets are acquired individually, which include patents and drug master files (“DMFs”), or through business combinations, which comprise of developed products, trade names, supply agreements, customer relationships and maintenance contracts which are capitalized at Matrix’s share of respective fair values on the date of acquisition and are stated at cost less accumulated amortization. The methodology used for valuation of these intangibles is as follows:
(i)	Developed Products, Patents and DMFs. Developed products are valued using the Multi-period Excess Earnings Method (“MEEM”) as these assets have been identified as key assets of the business. Developed products are amortized over the estimated useful life of 4 to 20 years on a straight-line basis. Patents and DMFs reflect the estimated fair value of the rights to technological or manufacturing processes from which the Company can expect to derive future benefits over the estimated life of such patent or DMF right. Fair value is determined based on replacement cost or the cost to replace the subject asset with a comparable asset with similar utility using current material and labor rates. Patents and DMFs are amortized over the estimated useful life of 4 to 18 years on a straight-line basis.
(ii)	Other Intangibles. Trade names are valued using the royalty relief approach and are amortized over the estimated useful life of 15 years. Supply agreements are valued using the MEEM approach and are amortized over the estimated useful life of the contract. Customer relationships reflect the estimated fair value of the customer accounts acquired from which the Company can expect to derive future benefits over the estimated life of such relationships. Customer relationships are valued based on the present value of the future residual cash flows attributable to the intangible asset after recognition of returns to complimentary assets such as net working capital, fixed assets, technology, the assembled workforce, as well as return on capital. The customer relationships are amortized over the estimated useful life of 10 years, which is in proportion to the estimated turnover of customers. Maintenance contracts are valued using the MEEM approach and are amortized over the estimated useful lives of 10 years.
Amortization of intangible assets is included in the cost of sales and selling, general and administrative expenses in the consolidated statements of operations.
The Company periodically reviews the original estimated useful lives of intangible assets and makes adjustments when events indicate that a shorter life is appropriate.
Impairment of Long-Lived Assets. The Company reviews the carrying value of its long-term assets which include property, plant and equipment and intangible assets with definite lives for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets.
Short-term borrowings. The Company has a financing arrangement for the sale of its accounts receivable with commercial banks. The commercial banks purchase the receivables at a discount and the Company records the proceeds as short-term borrowings. Upon maturity of the bill and receipt of funds, the short-term borrowings are reversed. As the banks have recourse on the bills sold, the bills are included under accounts receivables on the consolidated financial statements.

Employee Benefits.
(i)	Gratuity Plan. In accordance with Indian law, Matrix and its Indian subsidiaries provides for gratuity obligations through a defined benefit retirement plan (the “Gratuity Plan”) covering all employees located in India. The Gratuity Plan provides a lump sum payment to vested employees, upon death while in employment or on retirement or termination of employment in an amount equivalent to 15 to 30 days salary payable for each completed year of service based on respective employee’s salary. Vesting occurs upon completion of five years of service. Matrix provides for the Gratuity Plan based on actuarial valuations in accordance with SFAS No. 87, Employers’ Accounting for Pensions. Matrix recorded $ 116 and $ 213 as gratuity costs in fiscal years 2006 and 2005, respectively. The unfunded obligation at March 31, 2006 and 2005 was $ 150 and $ 197, respectively.

(ii)	Superannuation Plan. Certain employees of Matrix are entitled to superannuation, a defined contribution plan (the “Superannuation Plan”), which is administered through an insurance plan. Matrix makes monthly contributions at 15% of basic salary until retirement or resignation of the employee. Superannuation benefits are recorded as expense as incurred. Matrix has no further obligation beyond its monthly contribution. Matrix’s contributions towards the Superannuation Plan amounted to $ 268 and $ 182 for the fiscal years ended March 31, 2006 and 2005, respectively. The expense recognized includes $ 2 on account of consolidation of Concord Biotech Limited during the fiscal year ended March 31, 2006.

(iii)	Provident Fund and Employees’ State Insurance. In accordance with Indian law, all employees of Matrix located in India are entitled to receive benefits under the Provident Fund, which is a defined contribution plan. Both the employee and the employer make monthly contributions to the plan at a determined rate (up to 12%) of the employees’ basic salary. These contributions are made to the fund administered and managed by the Central Government. In addition some employees of Matrix are covered under the Employees’ state insurance plans, which are also defined contribution plans recognized by the Indian Revenue Authorities, and are administered through the Central Government. Matrix’s contribution to both these plans is expensed in the consolidated statement of operations. Matrix has no further obligation beyond its monthly contribution. Matrix’s contributions towards the Provident Fund amounted to $ 529 and $ 389 for the fiscal years ended March 31, 2006 and 2005, respectively. The expense recognized includes $ 4 on account of consolidation of Concord Biotech Limited during the fiscal year ended March 31, 2006.
Revenue Recognition. The Company recognizes revenue for product sales upon delivery when title and risk of loss of products are transferred to its customers and when provisions for estimates including discounts, rebates and returns are reasonably determinable, and when the following criteria are met:
•	Persuasive evidence of an arrangement exists;

•	The price to the buyer is fixed or determinable; and

•	Collectibility of the sales price is reasonably assured.
Revenues from the installation of medical equipment and maintenance services are recognized when such services are rendered.
Consistent with industry practice, the Company maintains a return policy that allows customers to return products within a specified period. The Company’s estimate for the provision for returns is based upon historical experience and actual returns.
The Company periodically enters into various types of revenue arrangements with third parties, including agreements for the sale or license of product rights or technology, research and development arrangements and supply agreements. These agreements may include the receipt of upfront and milestone payments, royalties, and payment for contract manufacturing and other services. The Company recognizes all non-refundable payments as revenue in accordance with the guidance provided in the Securities and Exchange Commission’s (“SEC”) Staff

Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, and Emerging Issue Task Force (“EITF”) No. 00-21, Revenue Arrangements with Multiple Deliverables.
Revenue from multiple element arrangements which usually involve a combination of (a) sale of products, (b) research and development arrangements and (c) supply or license agreements, is recognized in accordance with EITF 00-21. In case of arrangements where there is a right of return available to the customer, all revenue is deferred until the right of return expires. In cases where there are no rights of return, any upfront fees received is deferred and recognized over the term of the arrangement.
The Company’s consolidated net revenues are generated in the following therapeutic categories:

	Fiscal year ended March 31,
	2006	2005
Anti Retro Virals	$81,259	$35,951

Anti Bacterials	30,912	12,717

Central Nervous System	25,760	34,229

Anti Asthma	14,168	11,029

Cardio Vascular	—	16,689

Antifungal	—	4,899

Others*	78,171	25,789

Total	$230,270	$141,303

*	Others consist of numerous therapeutic classes, none of which individually exceeds 5% of consolidated net revenues.
Research and Development. Research and development expenses, which comprise of the cost of materials used for research and development, salary of employees working on research and development, depreciation on assets used for research and development and other expenses like rent, consultancy, maintenance etc., are expensed in the consolidated statement of operations as incurred.
The Company periodically enters into co-development arrangements with third parties. These agreements may include the payment of upfront and milestone payments for development services. The Company expenses all payments for development in the period the development activity is performed. During fiscal 2006 such payments amounted to $ 1,905.
Business Promotion Costs. Business promotion costs are expensed as incurred and amounted to $ 492 and $ 477 in fiscal years ended March 31, 2006 and 2005, respectively, and are included under selling, general and administrative expenses.
Shipping and Handling Costs. Selling, general and administrative expenses for the years ended March 31, 2006 and 2005 include shipping and handling costs of $ 1,452 and $ 1,000, respectively.
Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the carrying amount of existing assets and liabilities in the financial statements and their respective tax bases and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period in which such change is enacted. Based on management’s assessment, the measure of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which it is more likely than not that some portion or all of such benefits will not be realized. Deferred taxes are not provided on the undistributed earnings of subsidiaries where it is expected that the earnings of the foreign subsidiary will be permanently reinvested. Under the Indian Income tax act, the Company is entitled to certain tax holidays and incentives. No deferred taxes are recognized for temporary differences that reverse during the period of such tax holidays to the extent of the income earned during this period on which the company is not liable to pay taxes.

The Company makes provisions for potential tax liabilities arising from uncertain tax positions if it is probable that the position will not be sustained and the amount of potential loss can be estimated.
Share Split and Share dividend. On January 22, 2005, Matrix’s Board of Directors approved a five-for-one Equity share split. The par value of each Rs.10 per share was reduced to Rs.2 per share and the number of shares was increased from 14,968,321 to 74,841,605. On the same day Matrix declared a one-for-one share dividend. A total of 74,841,605 shares were issued. In accordance with the Companies Act of India an amount of $ 3,424, being the par value of the shares issued as share dividend was transferred from Additional Paid-in Capital to Equity share account. The record date for the share split and dividend was January 20, 2005. The Equity share accounts, all share data and earnings per share data in these consolidated financial statements have been adjusted retroactively to give effect to the share split and dividend for all periods presented.
Earnings per equity Share. Basic earnings per equity share are computed by dividing net (loss) income by the weighted average equity shares outstanding for the period. Diluted earnings per equity share is computed using the weighted average number of equity shares outstanding during the period adjusted for the dilutive effect of stock options, using the treasury stock method except where the results would be anti-dilutive. (see Note 18).
A reconciliation of basic and diluted earnings per equity share is as follows:

	Fiscal Years Ended March 31,
	2006	2005
Net (loss) / income	$(30,287)	$26,323

Weighted average equity shares outstanding	150,624,794	146,391,940
Assumed exercise of dilutive stock options	*	22,871

Diluted weighted average equity shares outstanding	150,624,794	146,414,811

Earnings per equity share:
Basic	$(0.20)	$0.18

Diluted	$(0.20)	$0.18

*	Not considered, since anti-dilutive.
Stock Options. Matrix accounts for its stock option plans under the intrinsic-value-based method. The following table illustrates the effect on net earnings and earnings per share if Matrix had applied the fair value recognition provisions to stock-based employee compensation:

	Fiscal Year Ended March 31,
	2006	2005
Net (loss) / Income, as reported	$(30,287)	$26,323

Add: Stock-based compensation expense included in reported net earnings, net of related tax effects	1,306	145

Deduct: Total compensation expense determined under fair-value based method for all stock awards, net of related tax effects	(3,503)	(457)

Pro forma net (loss) / income	$(32,484)	$26,011

Weighted average equity shares outstanding	150,624,794	146,391,940

Assumed exercise of dilutive stock options *	—	—

Diluted weighted average equity shares outstanding	150,624,794	146,391,940

Earnings per equity share:
Basic— as reported	$(0.20)	$0.18

Basic— pro forma	$(0.22)	$0.18

Diluted— as reported	$(0.20)	$0.18

Diluted— pro forma	$(0.22)	$0.18

*	Not considered, since anti-dilutive.

Contingencies. The Company is involved in various patents, product liability and, commercial litigation and claims, government investigations and other legal proceedings that arise from time to time in the ordinary course of its business (see Note 22). The Company assesses the need to accrue a liability for such contingencies and record a reserve when it determines that a loss related to a matter is both probable and reasonably estimable. Because litigation and other contingencies are inherently unpredictable, the Company’s assessment can involve judgments about future events.
Derivative financial instruments. The Company enters into derivative instruments, including foreign currency forward contracts, to manage foreign currency exposures related to its foreign currency denominated debt instruments.
All of the Company’s derivative contracts do not meet the requirements for hedge accounting and are accounted for at fair value at each period, recognizing any gain or loss in the consolidated statement of operations. Market values of the Company’s foreign currency derivative instruments are determined based on quoted market prices, traded exchange market prices or broker quotes and represent the estimated amounts that the Company would pay or receive to terminate the contracts.
Embedded derivatives that possess economic characteristics and risks that are not clearly and closely related to the economic characteristics and risks of the host contract are separated from the host contract, and carried at fair value.
Concentrations of Credit Risk. Financial instruments that potentially subject the Company to credit risk consist principally of interest-bearing investments and accounts receivable.
The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Approximately 72% of the accounts receivable represents amounts due from eight customers at March 31, 2005. There are no individual customers who accounted for more than 10% of the accounts receivable for the fiscal year ended March 31, 2006.
Recent Accounting Pronouncements. In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151 Inventory costs (“SFAS 151”), Amendment of Accounting Research Bulletin No.43, Chapter 4 on Inventory Costs. SFAS No. 151 amends and clarifies financial accounting and reporting for inventory costs. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005 or April 1, 2006 for the Company. The Company does not believe the impact of adoption of SFAS No. 151 on its consolidated financial statements will be significant.
In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services. Under SFAS No. 123(R), companies will no longer be able to account for share-based compensation transactions using the intrinsic method in accordance with APB No. 25. Instead, companies will be required to account for such transactions using a fair-value method and to recognize compensation expense over the period during which an employee is required to provide services in exchange for the award. The Company will adopt SFAS No. 123(R) effective April 1, 2006. Based on the amount of options outstanding for which the requisite service has not yet been rendered by the employee, The Company expects to incur costs of approximately $ 3,500, net of tax, in fiscal 2007 as a result of the adoption of this standard.
In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets an amendment of APB Opinion No. 29 (“SFAS No. 153”). SFAS No. 153 amends and clarifies the measurement of exchanges of non-monetary assets. The standard eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 is effective for exchanges of non-monetary assets that occur during the fiscal years beginning after June 15, 2005 or April 1, 2006 for the Company. The Company does not believe the impact of adoption of SFAS No. 153 on its consolidated financial statements will be significant.
In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (“SFAS No. 154”). SFAS No. 154 requires retrospective application to prior-period financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also redefines “restatement” as the revising of previously issued financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 or April 1, 2006 for the Company. The Company does not currently believe that the adoption of SFAS No. 154 will have a material impact on the consolidated financial statements.
In June 2006, FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the entity’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 provides a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006 or April 1, 2007 for the Company. The Company is currently evaluating the impact that the adoption of FIN 48 would have on its consolidated financial statements.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 or April 1, 2008 for the Company. The Company is currently evaluating the impact of SFAS No. 157 on its consolidated financial statements.
In September 2006, the FASB issued SFAS No. No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans (“SFAS No. 158”). SFAS No. 158 requires companies to recognize the over-funded or under-funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position. This statement is effective for financial statements as of the end of fiscal years ending after December 15, 2006 or for the year ending March 31, 2007 for the Company. The Company is currently evaluating the impact of SFAS No. 158 on the consolidated financial statements.
In September 2006, the Securities and Exchange Commission issued SAB No. 108, Considering the effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 considers the effects of prior year misstatements when quantifying misstatements in current year financial statements. It is effective for fiscal years ending after November 15, 2006 or for the year ending March 31, 2007 for the Company. The Company is currently evaluating the impact of SAB 108 on its consolidated financial statements.
Note 3. Business Combinations
(i) Concord Biotech Limited. In February 2006, Matrix acquired 55% of the equity shares of Concord Biotech Limited (“Concord”), a limited liability company in India for $ 12,242 in cash (including directly related costs of acquisition amounting to $ 22), $ 89 non-compete fees and equity share warrants amounting to $ 627. As a part of the acquisition of Concord, Matrix subscribed to 200,000 partly paid equity shares of Concord for a total consideration of $ 1,345. Matrix paid $ 269 at the time of acquisition and the remaining amount is payable in two installments of $ 403 and $ 672 before March 31, 2007 and 2008, respectively. The present value of the consideration payable in future years amounting to $ 936 has been included in the purchase consideration stated above. The acquisition of Concord provided Matrix access to a research and development and manufacturing facility in the area of fermentation technology and a portfolio of products and patents.
Concord’s results of operations are included from the period beginning February 14, 2006.

(ii) Mchem Pharma Group. In January 2006, Matrix acquired 57.5% of the outstanding equity shares of Mchem Pharma Group, a company operating in the Peoples’ Republic of China, for $18,555 in cash (including directly related costs of acquisition amounting to $432). The acquisition gave Matrix access to anti-retroviral supplies and access to the Chinese market.
Mchem Pharma Group’s results of operations are included from the period beginning January 16, 2006.
(iii) Docpharma NV. In July 2005, Matrix acquired 22% of Equity shares in Docpharma NV, a Belgium based pharmaceutical and medical supply company operating in Europe. In September 2005 and November 2005, Matrix acquired the remaining 74% and 4%, respectively, shares of Docpharma NV. The total consideration for the three steps was paid in cash and amounted to $262,015 (including deferred consideration of $6,938 and directly related costs of acquisition amounting to $4,661). The primary objective of the acquisition was to achieve vertical integration of Matrix’s generic drug operations and gain access to European markets.
The investment was initially accounted for using the equity method of accounting for the period from July 8, 2005 to September 28, 2005. Matrix has consolidated Docpharma NV from September 29, 2005.
(iv) Vera Laboratories Limited. In October 2004, Matrix acquired 100% equity shares of Vera Laboratories Limited (“Vera Laboratories”), an Indian company, through an issuance of 291,213 Matrix shares (pre share split) valued at $9,406 , which was determined based on Matrix’s average share price of Rs.1,414 (pre share split) on the date of announcement and two days before and after the announcement date. The acquisition gave Matrix access to FDA approved manufacturing facilities as well as a portfolio of products and patents.
Vera Laboratories’ results of operations are included from the period beginning October 1, 2004.
(v) Fine Drugs and Chemicals Limited. In April 2003, Matrix acquired 100% equity shares of Vorin Laboratories Limited, which held 49% of the shares of Fine Drugs and Chemicals Limited (“FDC”), an Indian company. In October 2004, Matrix acquired the remaining 51% of the shares of FDC. The purchase consideration for the 51% acquisition was completed by issuing 128,238 shares of Matrix (pre share split) in exchange for the shares of FDC. The value of the shares issued was $4,142, which was determined, based on Matrix’s average share price of Rs.1,414 (pre share split) on the date of announcement and two days before and after the announcement date. The acquisition of FDC provided Matrix access to additional manufacturing facilities.

Matrix accounted for the investment in FDC using the equity method of accounting for the period from April 2003 until September 30, 2004. Matrix has consolidated FDC from October 1, 2004.

					Fine Drugs
	Concord	Mchem		Vera	and
	Biotech	Pharma	Docpharma	Laboratories	Chemicals
Company acquired	Limited	Group	NV	Limited	Limited
Cash and cash equivalents	$40	$2,958	$17,927	$52	$1
Investments	—	2,835	—	—	9
Accounts receivable, net	498	3,849	32,863	220	—
Inventories	1,023	2,644	49,885	343	72
Deferred tax asset	—	6	1,007	2,519	—
Prepaid expenses and other current assets	1,742	4,393	489	482	193
Property, plant and equipment, net	4,771	7,960	4,009	12,377	4,734
Intangible assets, net	7,902	9,484	57,350	9,020	—
In-process research and development	185	—	58,495	—	—
Other non-current assets	—	11,032	5,460	—	—

Total Assets	$16,161	$45,161	$227,485	$25,013	$5,009

Trade accounts payable and accrued liabilities	—	15,868	12,836	952	1,815
Short-term borrowings	—	21,754	10,658	14,168	2,139
Deferred tax liability	3,462	481	16,994	—	1
Other current liabilities	1,313	4,515	—	59	—
Minority interest	—	2,888	—	—	—
Long-term debt	1,102	—	19,014	560	—
Other long-term liabilities	6	108	5,857	—	41

Total Liabilities	$5,883	$45,614	$65,359	$15,739	$3,996

Fair value of net assets acquired	$10,278	$(453)	$162,126	$9,274	$1,013

The assets and liabilities acquired as a result of above business combinations were recorded at fair values, with the excess of the purchase consideration over fair value of the net assets acquired recorded as goodwill. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for the above business combinations.
The allocation of the purchase consideration is as follows:

					Fine Drugs
	Concord	Mchem		Vera	and
	Biotech	Pharma	Docpharma	Laboratories	Chemicals
	Limited	Group	NV	Limited	Limited
Cash paid or equity stock issued at fair value	$6,033	$15,103	$250,416	$9,406	$5,068
Deferred consideration (included in other current liabilities)	6,276	3,020	6,938	—	—
Acquisition costs	22	432	4,661	—	—

Total purchase consideration	$12,331	$18,555	$262,015	$9,406	$5,068

Allocation of Purchase Consideration:
Fair value of net assets acquired	$10,278	$(453)	$162,126	$9,274	$1,013
Goodwill	2,053	19,008	99,889	132	4,055

Total	$12,331	$18,555	$262,015	$9,406	$5,068

Goodwill from the acquisition of Concord, Mchem Pharma Group, Vera Laboratories and FDC is allocated to the pharmaceutical reporting segment. For Docpharma NV, the goodwill is allocated to the pharmaceuticals and medical supplies reporting segments at $74,917 and $24,972 respectively.
Intangible assets acquired and the value assigned to each of these assets is as follows:

	Concord	Mchem		Vera
	Biotech	Pharma	Docpharma	Laboratories
	Limited	Group	NV	Limited
In-process research and development	$185	$—	$58,495	$—
Developed products	7,902	9,484	35,935	9,020
Exclusive supply agreements	—	—	7,018	—
Trade names	—	—	10,406	—
Customer relationships	—	—	3,388	—
Other intangibles	—	—	603	—

Total	$8,087	$9,484	$115,845	$9,020

The following unaudited pro forma consolidated summary of operations presents information of the Company as if the above acquisitions had occurred as at April 1, 2004. These pro forma results are for illustrative purposes. They do not purport to be indicative of the results of operations which actually would have resulted had the acquisition of the above mentioned entities occurred as of April 1, 2004 or the future results of operations of the combined entity.

	(Unaudited)
	Fiscal year ended March 31,
	2006	2005
Revenues	$378,952	$293,170
Net (loss) / income after tax	(32,776)	30,188
Basic earnings per equity share	$(0.22)	$0.20
Diluted earnings per equity share	$(0.22)	$0.20
Note 4 — Investment in Affiliates
In September 2005, Matrix entered into a joint venture agreement with Aspen Corporation for Astrix Laboratories Limited (“Astrix”) in which Matrix holds a 50% interest. Astrix produces APIs in India. As consideration for its 50% interest, Matrix contributed cash of $507 and a 50% interest in an API manufacturing facility located in India, know-how, licenses and intellectual property with a fair value of $36,510. Aspen contributed cash of $37,017 for its 50% interest in Astrix. Subsequent to the initial contribution of assets and cash, Astrix purchased the remaining 50% interest in the API manufacturing facility and certain intellectual property for $36,510 from Matrix resulting in a gain on sale of property, plant and equipment amounting to $1,195 and the sale of intangibles amounting to $24,137. Matrix accounts for its contribution of assets to Astrix at its historical book value from September 2005.
Also in September 2005 and in conjunction with the Astrix transaction, Matrix contributed $22,561 to acquire a 50% interest in Fine Chemicals Corporation (“FCC”), a company previously 100% owned by Aspen. FCC produces anti-viral APIs in the Republic of South Africa. Matrix was obliged to pay a further sum to be determined on the finalization of the Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) for the year ending on June 30, 2007, subject to a minimum of $4,163 . Matrix assumed 50% of such amount and its present value amounting to $3,796 has been included in the purchase consideration for FCC.
Matrix accounts for its share in the profits / (losses) of FCC and in Astrix in accordance with the equity method of accounting.
Note 5. Accounts receivable, net

	As of March 31,
	2006	2005
Accounts receivable	$77,531	$34,637

Less: Allowances for doubtful accounts	(5,046)	(1,034)

Total	$72,485	$33,603

The following table sets forth the changes in the allowance for doubtful accounts:

	Fiscal year ended March 31,
	2006	2005
Balance, beginning of the year	$1,034	$423
Add: Net movement during the year	4,012	611

Balance, end of the year	$5,046	$1,034

The Company’s allowance for doubtful accounts is included in selling, general and administrative expenses.
Note 6. Inventories

	As of March 31,
	2006	2005
Stores and Spares	$1,035	$855
Raw materials	17,397	15,808
Work-in-process	23,189	18,730
Finished goods	54,215	10,946

Total	$95,836	$46,339

Note 7. Prepaid expenses and other current assets

	As of March 31,
	2006	2005
Prepaid expenses and advances	$14,084	$3,234
Advance tax	16,489	11,844
Deposits	1,026	895
Indirect tax receivable	4,848	2,509
Insurance claim receivable	2,239	38
Other current assets	12,292	9,837

Total	$50,978	$28,357

Note 8. Property, plant and equipment, net

	As of March 31,
	2006	2005
Land and Buildings	$41,035	$34,756
Plant and Machinery	82,445	61,591
Office Equipment	2,656	1,109
Computers	2,467	1,317
Furniture and Fixtures	3,795	1,977
Vehicles	2,346	1,431
Construction in Progress	22,013	8,733
Less : Accumulated depreciation	(29,878)	(21,871)

Property, plant and equipment, net	$126,879	$89,043

Depreciation expense for the year	$8,971	$4,556

Depreciation is included as part of cost of sales, selling, general and administrative expenses and research and development expenses in the consolidated statements of operations.
Certain assets are pledged as collateral security for the borrowings of the Company. See Note 12 for details.

Note 9. Intangible Assets
Intangible assets, excluding goodwill, consist of the following components:

	Weighted
	Average			Net
	Life	Original	Accumulated	Book
	(years)	Cost	Amortization	Value
March 31, 2006
Amortized intangible assets:
Software	5	$1,704	$(551)	$1,153
Developed products, Patents and DMFs	4-20	79,187	(9,774)	69,413
Trade names	15	10,406	(344)	10,062
Supply agreements	10	6,897	(351)	6,546
Customer relationships	10	3,388	(168)	3,220
Maintenance contracts	10	484	(22)	462

Total		$102,066	$(11,210)	$90,856

March 31, 2005
Amortized intangible assets:
Software	5	$1,046	$(381)	$665
Developed products, Patents and DMFs	4-20	23,373	(4,798)	18,575

Total		$24,419	$(5,179)	$19,240

Amortization expense for fiscal years ended March 31, 2006 and 2005 was $3,558 and $2,473, respectively. The estimated amortization expenses for each of the five succeeding fiscal years are as follows:

For the fiscal year ended on March 31,	Amortization Expense
2007	$12,343
2008	9,282
2009	9,187
2010	8,889
2011	8,734
Note 10. Goodwill

	As of March 31,
	2006	2005
Opening balance	$4,187	—
Acquired during the year	120,950	$4,187
Foreign currency translation adjustment	(78)	—

Balance, end of the year	$125,059	$4,187

Note 11. Investment in Affiliates
Investment in affiliates comprise of the following as of March 31, 2006:

	Percentage of	Carrying value of
	Ownership	investment	Original cost
Astrix Laboratories Limited	50%	$840	$507
Fine Chemical Corporation (Proprietary) Limited	50%	16,840	22,561
Explora SA	43%	2,762	2,928
Uteron Pharma SA	48%	1,936	1,936

Total		$22,378

Note 12. Short-term borrowings

	As of March 31,
	2006	2005
Working capital facilities	$89,261	$22,571
Current portion of long-term debt	106,266	—

Total	$195,527	$22,571

Working Capital facilities are availed from State Bank of India, Andhra Bank, The Bank of Nova Scotia, ABN Amro Bank, UTI Bank, HDFC Bank, ING, Fortis, KBC Bank Agricultural Bank of China, Import and Export Bank of China and Industrial and Commercial bank of China and are secured by first charge on the current assets and a second charge on property, plant and equipment. Working capital facilities from Export Import Bank of India are secured by first charge on property, plant and equipment. The working capital facilities carry interest rates of 4 to 14%.
Note 13. Other current liabilities

	As of March 31,
	2006	2005
Taxes payable	$378	$172
Payroll and employee benefit plan accruals	16,050	2,661
Advance received from customers	338	47
Deferred revenue	2,952	22,350
Deferred consideration (see Note 3)	16,234	—
Others	2,145	233

Total	$38,097	$25,463

Note 14. Long-Term Debt
A summary of long-term debt at March 31, 2006 is as follows:

As of
March 31, 2006
Long-term Loans	$208,432
Less: Current portion	(106,266)

Total long-term debt	$102,166

The long term loans comprise of:
Facility A — Loan of Euro 82.50 million repayable in July 2006 (see Note 23)
Facility B — Loan of Euro 82.50 million repayable during 2008-11
Other long-term debts — US$8,785 repayable during 2007-10
The Company’s effective interest rate for Euro loan is Euro Interbank Offered Rate (Euribor) + 100 basis points for Facility A of Euro 82.50 million and Euribor + 129 basis points for Facility B of Euro 82.50 million for the fiscal year ended March 31, 2006. Facility A was originally repayable in July 2006 but was extended to January 2007 and then further extended by six months to July 2007(see Note 23). The Company did not have any long-term debt outstanding during the fiscal year ended March 31, 2005.
The Euro denominated loans are collateralized by the pledge of Docpharma NV shares held by Matrix Laboratories NV and shares of Matrix Laboratories NV held by Matrix Laboratories B.V. The loan is further collateralized by corporate guarantee by Matrix to ABN Amro Bank NV on behalf of Matrix Laboratories NV.
The fair value of the debt approximates its carrying value as the borrowing rate of the Company had not changed significantly at March 31, 2006 from its origination date.
Principal maturities of the long term debt for the next five years and thereafter, as of March 31, 2006, are as follows:

Fiscal year ending on March 31,
2007	$106,266
2008	11,505
2009	37,804
2010	32,893
2011	19,964

Total	$208,432

The total interest expense incurred during the period is $2,139 and $ Nil for the fiscal years ended March 31, 2006 and 2005, respectively.
The secured long-term loan agreements require Matrix and its various subsidiaries to comply with certain covenants, under which the approval of the lenders is required for certain transactions which include incurring additional indebtedness or guarantees; declaration or payment of dividends; entering into sale and leaseback transactions; sale of assets; engaging in transactions with affiliates; entering into acquisitions or mergers, joint ventures, consolidations or sales of the Company’s assets; and entering into new lines of business. The covenants also prescribe certain maximum ratios of debt to earnings or equity ratios and minimum levels of interest and debt service coverage ratios.
Unused lines of credit. Unused lines of credit aggregating $6,651 as of March 31, 2006 are immediately available and carry an interest rate of 3 to 8%.
Note 15. Other Long-Term Obligations

	As of March 31,
	2006	2005
Sales tax deferment	$952	$1,427
Advances	4,015	—
Others	195	74

Total long-term obligations	$5,162	$1,501

Note 16. Income Taxes
Income taxes consist of the following components:

	Fiscal year ended March 31,
	2006	2005
Income tax expenses / (benefit)
Domestic:
Current	$3,651	$9,387
Deferred	6,197	(2,218)
Foreign:	—	—
Current	615	—
Deferred	(4,966)	—

Total	$5,497	$7,169

Pre-tax (loss) / income	$(23,172)	$33,840

Effective tax rate	(23.72%)	21.18%
Temporary differences and carry forwards that result in the deferred tax assets and liabilities are as follows:

	As of March 31,
	2006	2005
Deferred tax assets:
Tax loss carry forwards	$5,735	$—
Intangible assets	390	—
Accounts receivable allowances	4,983	4,441
Other timing differences	4,352	5,619
Less: valuation allowance	(4,578)	—

Total deferred tax assets, net	$10,882	$10,060

Deferred tax liabilities:
Property, plant and equipment	$19,097	$18,235
Intangible assets	14,720	—
Inventories	2,846	2,562
Other timing differences	7,440	243

Total deferred tax liabilities	$44,103	$21,040

Deferred tax liability, net	$(33,221)	$(10,980)

Classification in the Consolidated balance sheets:
Deferred income tax asset — current	752	7,255
Deferred income tax liability — current	(2,646)	—
Deferred income tax liability — non-current	(31,327)	(18,235)

Deferred tax liability, net	$(33,221)	$(10,980)

The Company has $5,735 and $0 in tax loss carry forwards as of March 31, 2006 and 2005, respectively; realization of which is dependent on the Company generating sufficient taxable income prior to the expiration of the tax loss carry forwards.
Matrix benefits from certain tax incentives provided to the pharmaceutical industry under Indian income tax laws for 100% Export Oriented Units. These incentives provide a deduction from taxable income of an amount equal to 100% of profits proportionate to export turnover for ten assessment years commencing from the assessment year when the commercial production starts. This incentive is available for Matrix up to March 31, 2009. Matrix also benefits from tax incentives provided for research and development units approved by specified authority under the Indian income tax laws. Pursuant to this incentive, a weighted deduction at 150% of the research and development expenses incurred is allowed. This incentive can be availed up to March 31, 2007.

Provisions for tax loss contingencies are made when it is probable that the Company’s tax position will not be sustained and the amount of loss can be reliably estimated.
A reconciliation of the statutory tax rate to the effective tax rate is as follows:

	Fiscal year ended March 31,
	2006	2005
Statutory tax rate	$33.66%	$36.59%
Tax benefit (expense) at India statutory income tax rate	7,800	(12,382)
Change in statutory rate	864	(316)
Effect of tax holidays	3,706	7,866
Impact of income taxed at different rates	4,528	—
Acquired — IPR&D	(20,073)	—
Valuation allowance	(4,578)	—
Nondeductible expenses	(385)	(2,981)
Exempt income	221	505
R&D	1,925	760
Other items	495	(621)

Total income tax benefit (expense)	$(5,497)	$(7,169)

Note 17. Dividends and equity shares transactions
Dividends
Final dividends proposed by the Board of Directors are payable when formally declared by the shareholders, who have the right to decrease but not increase the amount of the dividend recommended by the Board of Directors. Interim dividends are declared by the Board of Directors without the need for shareholders’ approval.
Dividends payable to equity shareholders are based on the net income available for distribution as reported in Matrix’s consolidated financial statements prepared in accordance with Indian GAAP. Dividends can only be declared and paid in Indian Rupees and/or converted into foreign currency for an equivalent amount in cases where dividend is permitted to be repatriated.
Under the Indian Companies Act, dividends may be paid out of the profits of a company in the year in which the dividend is declared or out of the undistributed profits of previous fiscal years. Before declaring a dividend greater than 10% of the par value of its equity shares, a company is required to transfer to its reserves a minimum percentage of its profits for that year, ranging from 2.5% to 10%, depending on the dividend percentage to be declared in such year. Dividends can be distributed out of the general reserve in case of a loss or inadequacy of current distributable profits. Presently, Matrix is required to pay dividend tax on the total amount of the dividend declared, distributed or paid at the specified tax rate including surcharge.
Equity shares transactions
During the fiscal year ended March 31, 2006, Matrix issued 3,500,000 equity shares for $ 17,396 to the promoters of Docpharma NV. In addition 394,330 Stock options were exercised during the period for $ 1,272.
During the fiscal year ended March 31, 2005, Matrix issued 11,250,000 Equity shares to strategic financial investors for $ 74,980 (net of issuance cost). In addition, 2,102,175 shares were issued as consideration for business combinations (see Note 3).

Note 18. Stock Option Plan
Matrix has two stock option plans, Employee Stock Option Plan 2004 (the “2004 Plan”) and Employee Stock Option Plan 2006 (the “2006 Plan”). Under the 2004 Plan and 2006 Plan, five million and one million equity shares, respectively, are reserved for issuance to the employees of Matrix, excluding promoters and certain directors with holdings of over 10% of outstanding equity shares.
The options vest equally over a four year period after they are granted and are exercisable for five years from the date of vesting. Options are granted at a discount to the average weekly High and Low closing prices of Matrix equity shares, as quoted on the National Stock Exchange of India during the six month period prior to the date of grant of the option.
In February 2006, July 2005 and February 2005, Matrix granted 666,000, 1,088,000 and 3,000,000 options, respectively, as permitted under the 2004 Plan. The compensation expense arising from the issuance of options is recognized using the Intrinsic value method as per APB 25 over a period of four years using the graded vesting method.
The following table summarizes stock option activity:

		Weighted Average
	Number of Shares	Exercise Price
	Under Option	per Share (Rs.)
Outstanding at April 1, 2004	—	—
Options granted February 2005	3,000,000	143.14
Options exercised	—	—
Options forfeited	—	—
Options expired	—	—

Outstanding at March 31, 2005	3,000,000	143.14

Exercisable at March 31, 2005	—	—
Options granted July 2005	1,088,000	144.63
Options granted February 2006	666,000	171.00
Options exercised	(394,330)	143.14
Options forfeited	(375,875)	145.48
Options expired	—	—

Outstanding at March 31, 2006	3,983,795	147.98

Exercisable at March 31, 2006	295,570	143.14

Weighted average grant date fair value for options granted during the year at market value	—	—
Weighted average grant date fair value for options granted during the year at more than market value	—	—
Weighted average grant date fair value for options granted during the year at less than market value	1,754,000	154.64
The following table summarizes information about stock options outstanding at March 31, 2006:

	Options Outstanding			Options Exercisable
Exercise Price	Number	Average	Average	Number	Average
per Share (Rs.)	of Shares	Life(1)	Price(2) (Rs.)	of Shares	Price(2)	(Rs.)
143.14	2,316,295	5.43	143.14	295,570	143.14
144.63	1,030,000	6.92	144.63	-	—
171.00	637,500	7.52	171.00	-	—

(1)	Weighted average contractual life remaining in year

(2)	Weighted average exercise price per share.

The assumptions used in calculating the fair value of options granted in fiscal years ended March 31, using the Black-Scholes option pricing model are as follows:

	Fiscal year ended March 31,
	2006	2005
Expected volatility	63.68%	67.43%
Expected risk-free interest rate	6.82%	6.49%
Expected dividend yield	2.97%	2.97%
Expected term of options (in years)	5	5
Weighted average fair value per option (Rs.)	125.40	95.56
Pro forma disclosure of net income and earnings per share had Matrix applied the fair value recognition provisions to stock-based compensation using the above assumptions is presented in Note 2.
Total compensation cost recognized amounted to $ 1,306 and $ 145 for the fiscal years ended March 31, 2006 and 2005, respectively. Out of this cost of sales include an amount of $ 605 and $ 62 and Research and Development expenses include an amount of $ 294 and $ 29 for the fiscal years ended on March 31, 2006 and 2005, respectively, with the balance being included in selling, general and administration expenses in the consolidated statement of operations.
Note 19. Patent settlement and Other Income
During the fiscal year ended March 31, 2005, a suit was filed against a United Kingdom based generics company with whom Matrix has entered into a development and supply arrangement. Matrix entered into a settlement with the other pharmaceutical company in February 2005. Under the settlement, the other pharmaceutical company withdrew its patent challenge and Matrix cancelled its contracts to sell the product. As consideration for the settlement, Matrix received a non-refundable payment of $ 22,145 upon cancellation of the contracts in the fiscal year ended March 31, 2006, which is recorded as proceeds from patent settlement.
Other income also includes gain on sale of property, plant and equipment amounting to $ 1,195 (see Note 4), dividends received on investments in mutual funds, gain on sale of assets and gain/ (loss) on exchange fluctuation.
Note 20. Related party transactions
Matrix routinely enters into transactions with certain affiliates in the ordinary course of business. Transactions with its own subsidiaries are eliminated on consolidation.
The following represent the significant transactions between Matrix and such affiliates:
Fiscal year ended March 31, 2006.

Sales	$5,166
Sale of know-how, DMFs & patent	24,137
Sale of property, plant and equipment	12,083
Transfer of current assets and liabilities	8,307
Others	1,784

The balances with related parties have been included in the respective line items in the financial statements. The details of these balances are as follows:

As of March 31, 2006
Accounts receivable, net of allowances for doubtful accounts	$4,829
Prepaid expenses and other current assets	769
Other assets	7,593
Accounts payable	303
Sale of know-how, DMF’s and patent, sale of property, plant and equipment, transfer of current assets and liabilities and the other assets mainly relate to assets contributed by Matrix to Astrix (see Note 4 for details).
For the fiscal year ended March 31, 2005, there are no related party transactions.
Note 21. Segment Information
The Chief Operating Decision Maker evaluates the Company’s performance and allocates resources based on an analysis of various performance indicators along two distinct product lines - pharmaceuticals and medical supplies. The accounting principles used in the preparation of the financial statements are consistently applied to record revenue and expenditure in individual segments, and are as set out in the summary of significant accounting policies.
Business segments
The Company has two business segments:
Pharmaceuticals: comprising of the development, manufacture and /or marketing of generic and proprietary pharmaceuticals and FDFs, which are primarily APIs & FDFs.

Medical Supplies: comprising of the sale of medical products and equipment along with installation and maintenance services. The medical supplies business segment was acquired through the acquisition of Docpharma NV as on September 28, 2005. Matrix did not have any medical supplies business for the fiscal year ended March 31, 2005.

		Medical
	Pharmaceuticals	Supplies	Total
For the Fiscal year ended March 31, 2006
Net Revenues	$204,088	$26,182	$230,270
Interest expense	4,380	1,423	5,803
Other income, net	(52,287)	(935)	(53,222)
Stock based compensation	1,306	—	1,306
Depreciation and amortisation	11,782	747	12,529
Equity in loss of affiliates	1,777	—	1,777
(Loss) before taxes	(18,404)	(4,768)	(23,172)
Income tax expense	5,487	10	5,497

Net (loss) after tax	$(25,491)	$(4,796)	$(30,287)

For the Fiscal year ended March 31, 2005
Net Revenues	$141,303	—	$141,303
Interest expense	858	—	858
Other income, net	(1,101)	—	(1,101)
Stock based compensation	145	—	145
Depreciation and amortisation	7,029	—	7,029
Equity in loss of affiliates	348	—	348
Income before taxes	33,492	—	33,492
Income tax expense	7,169	—	7,169

Net Income after tax	$26,323	$—	$26,323

		Medical
	Pharmaceuticals	Supplies	Total
As of March 31, 2006
Segment assets	$457,010	$32,295	$489,305
Goodwill	100,087	24,972	125,059
Investment in affiliates	22,378	—	22,378

Total Segment assets	$579,475	$57,267	$636,742

As of March 31, 2005
Segment assets	$261,766	—	$261,766
Goodwill	4,187	—	4,187

Total Segment assets	$265,953	—	$265,953

Information on geographic activity is provided as follows:

	Segment revenue
	For the Fiscal year ended March 31,
	2006	2005
North America	$26,942	$28,826
Europe	112,832	39,423
India	61,252	65,565
Rest of world	29,244	7,489

Total	$230,270	$141,303

Note 22. Commitments and contingencies
Operating leases. Matrix leases certain real property under various operating lease arrangements that expire over 12 months. These leases generally provide Matrix with the option to renew the lease at the end of the lease term. Matrix also entered into agreements to lease vehicles for use by certain key employees which are typically 24 to 36 months. For fiscal years ended March 31, 2006 and 2005, Matrix made lease payments of $ 74 and $ 72, respectively.
Capital commitments. Contractual commitments for capital expenditure pending execution were $ 6,673 and $ 5,098 as of March 31, 2006 and 2005, respectively. Contractual commitments for capital expenditures are relating to purchase property and equipment.
Guarantees. The Company has outstanding financial/performance bank guarantees of $ 27,149 and $ 807 as of March 31, 2006 and 2005, respectively. The bank guarantees are essentially provided to the Government of India for customs duties and pollution control.
Contingent liabilities. The Company is involved in tax and legal proceedings, claims and litigation arising in the ordinary course of business. The Company periodically assesses its liabilities and contingencies in connection with these matters based upon the latest information available. As additional information becomes available, the Company adjusts its assessment and estimates of such liabilities accordingly.
Based on a review of the latest information available, management believes that the ultimate liability in connection with pending tax and legal proceedings, claims and litigation will not have a material effect on the

Company’s results of operations, cash flows or financial position, with the possible exception of the matters described below.
(i) Product liability. During the fiscal year ended March 31, 2004, Docpharma NV purchased a medical supply company that sold certain products, which contained a manufacturer’s warranty, to hospitals. Docpharma has since discontinued sales of the products. As it is not possible to determine with any degree of certainty any potential liability associated with these warranties, no amounts have been recorded in the Company’s consolidated financial statements.
In addition, the Dutch regulatory agency has begun a preliminary investigation related to the validity of the labeling of the product by the former medical supply company as having undergone a regulatory certification process, although no official approval had been obtained. As it is not possible to determine with any degree of certainty any potential liability associated with these warranties, no amounts have been recorded in the Company’s consolidated financial statements.
(ii) The Company is subject to certain environmental, health and safety requirements and is exposed to differing degrees of liabilities, compliance costs, and cleanup requirements arising from its past and current activities at various international locations. The laws and regulations applicable to such activities differ from country to country. The Company believes that it is in substantial compliance with all material environmental, health and safety requirements in each country where it operates. While the ultimate outcome of the foregoing environmental matters is uncertain, after consultation with legal counsel, management does not believe the resolution of these matters, individually or in the aggregate, will have a material adverse effect on the Company’s long-term business, financial condition or results of operations.
(iii)	Contingent consideration. As detailed in Note 4, Matrix is obligated to pay certain amounts as contingent consideration based on the future earnings of certain investee companies. The ultimate amount of such earnings will be determined once the Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) of the relevant year is formalized.
For certain prior acquisitions by Docpharma NV in which contingent consideration had been provided, a deposit of Euros 2.5 million ($ 3,025) had been placed in an escrow account. If the earnings objectives are not met, the deposit will be returned to Docpharma NV. Docpharma NV is obligated to pay certain amounts in addition to the deposit provided, which is based on future earnings of the investee companies. The ultimate amount of such earnings will be determined once the earnings of the relevant year are finalized. The amounts that could be payable under the contingent consideration cover the periods through December 31, 2008.
(iv)	Other litigation. As of March 31, 2006, the Company was involved with other lawsuits incidental to its business. Management believes that the ultimate outcome of these matters is not expected to have a material adverse effect on the Company’s consolidated financial statements.
Note 23. Subsequent events
Matrix and Mylan Laboratories, a U.S. based company entered into an agreement whereby Mylan Laboratories will acquire up to approximately 71.5% of shares in Matrix for Rs.306 per share, for a total purchase price of approximately $740,000.
The Euro 82.50 million ($ 99,821) term loan that was scheduled to mature in July 2006 was additionally extended to January 7, 2007. In December 2006 the facility was extended for a further six months with a maturity date of July 7, 2007.

In June 2006, Matrix’s Board of Directors declared a dividend of $ 4,145 (Rs.1.20 per share) for the fiscal year ended on March 31, 2006. The dividend was paid on September 29, 2006.
The Company carried out an impairment test as of September 30, 2006, and is expected to recognize an impairment charge related to the recorded goodwill on the Medical Supplies segment in the fiscal year ending March 31, 2007. The amount of such impairment is expected to be approximately $ 25,000.

Matrix Laboratories Limited
Unaudited Condensed Consolidated Balance Sheets
(In USD thousands, except shares and per share data or as otherwise stated)

	As of December 31,	As of March 31,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	$10,943	$17,876
Short term investments	1,180	4,435
Accounts receivable, net of allowance for doubtful accounts	68,584	72,485
Inventories	106,887	95,836
Prepaid expenses and other current assets	58,492	50,978
Deferred tax asset	1,365	752

Total current assets	247,451	242,362
Restricted cash	13,242	19,853
Property, plant and equipment, net	139,952	126,879
Intangible assets, net	87,052	90,856
Goodwill	108,248	125,059
Investments in affiliates	24,929	22,378
Other assets	1,636	9,355

Total assets	$622,510	$636,742

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Trade accounts payable and accrued liabilities	$100,694	$102,056
Short-term borrowings and current portion of long term debt	224,997	195,527
Other current liabilities	45,464	38,097
Deferred tax liability	303	2,646

Total current liabilities	371,458	338,326
Long-term debt, net of current portion	99,066	102,166
Other long-term liabilities	4,979	5,162
Deferred tax liability	26,292	31,327

Total liabilities	501,795	476,981

Minority interests	14,781	13,964

Shareholders’ equity
Equity Shares— par value Rs.2 per share
Shares authorized: 200,000,000 in December and March 2006
Shares issued and outstanding: 153,966,210 as of December 2006 and 153,616,540 as of March 2006	7,188	7,172
Additional paid-in capital	122,034	118,512
Retained earnings	—	18,542
Accumulated deficit	(22,349)	—
Accumulated other comprehensive (loss) / income	(939)	1,571

Total shareholders’ equity	105,934	145,797

Total liabilities and shareholders’ equity	$622,510	$636,742

The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements.

Matrix Laboratories Limited
Unaudited Condensed Consolidated Statements of Operations
(In USD thousands, except shares and per share data or as otherwise stated)

	For the nine months ended December 31,
	2006	2005
Net revenues	$238,807	$170,858

Cost of revenues	175,510	137,275

Research and development	14,414	7,166
Selling, general and administrative	63,278	32,928
In-process research and development written off	—	58,680
Impairment loss on goodwill	25,603	—
Interest expense	12,165	3,190
Income from patent settlement	—	(22,145)
Gain on sale of intangible assets	—	(22,557)
Other income, net	(5,863)	(3,449)

Net loss before equity in affiliates, minority interests and income taxes	(46,300)	(20,230)
Equity in profit / (loss) of affiliates	2,665	(176)
Minority interest in income / (losses) of consolidated subsidiaries	161	—
Income tax benefit / (expense)	6,597	(8,096)

Net Loss	$(36,877)	$(28,502)

Loss per equity share:
Basic	$(0.24)	$(0.19)

Diluted	$(0.24)	$(0.19)

Weighted average equity shares outstanding:
Basic	153,780,695	149,760,392

Diluted	153,780,695	149,760,392

The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements.

Matrix Laboratories Limited
Unaudited Condensed Consolidated Statements Of Changes In Shareholders’ Equity
(In USD thousands, except shares and per share data or as otherwise stated)

					Accumulated
	Equity Shares		Additional		other
	Number of		paid-in	Retained	comprehensive
	shares	Amount	capital	earnings	income	Total
Balance as of March 31, 2005	149,720,710	7,000	98,702	52,867	3,449	162,018
Shares issued during the year	3,501,500	154	17,241	—	—	17,395
Stock compensation	—	—	972	—	—	972
Comprehensive income:
Net loss	—	—	—	(28,502)	—	(28,501)
Foreign currency translation adjustment	—	—	—	—	(2,694)	(2,694)

Total comprehensive loss	—	—	—	(28,502)	(2,694)	(31,195)
Dividends paid (Rs.1.20 per share)	—	—	—	(4,076)	—	(4,076)

Balance as of December 31, 2005	153,222,210	7,154	116,915	20,289	755	145,113

Balance as of March 31, 2006	153,616,540	7,172	118,512	18,542	1,571	145,797
Shares issued during the year	—	—	—	—	—	—
Stock options exercised	349,670	16	1,101	—	—	1,117
Stock compensation	—	—	2,421	—	—	2,421
Comprehensive income:
Net loss	—	—	—	(36,877)	—	(36,877)
Foreign currency translation adjustment	—	—	—	—	(2,510)	(2,510)

Total comprehensive loss	—	—	—	(36,877)	(2,510)	(39,387)
Dividends paid (Rs.1.20 per share)	—	—	—	(4,014)	—	(4,014)

Balance as of December 31, 2006	153,966,210	7,188	122,034	(22,349)	(939)	105,934

The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements.

Matrix Laboratories Limited
Unaudited Condensed Consolidated Statements of Cash Flows
(In USD thousands, except shares and per share data or as otherwise stated)

	For the nine months ended December 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(36,877)	$(28,502)
Adjustments to reconcile net loss to net cash provided from operating activities:
Depreciation and amortization	20,922	10,141
Equity in (income) / loss of affiliates	(2,665)	176
Realized gain on sale of marketable securities	—	(1,282)
Deferred income tax (benefit) / expense	(8,089)	4,411
Stock compensation expense	2,433	972
In process research and development written off	—	58,680
Gain on sale of intangible assets	—	(22,557)
Gain on sale of property, plant and equipment	—	(1,177)
Impairment loss on goodwill	25,603	—
Minority interest in loss of consolidated subsidiaries	(161)	—
Changes in operating assets and liabilities:
Accounts receivable, net	7,180	(8,482)
Inventories	(7,137)	5,563
Prepaid expenses and other current assets	(4,470)	(12,579)
Other assets	11,351	(5,688)
Trade accounts payable and accrued liabilities	(8,257)	22,380
Other current liabilities	5,259	(19,717)
Other long term liabilities	(313)	1,390

Net cash provided by operating activities	4,779	3,729

Cash flows from investing activities:
Purchase of intangible assets	(5,237)	(2,668)
Proceeds from sale of intangible assets	—	22,557
Purchase of property, plant and equipment	(17,886)	(24,056)
Proceeds from sale of property, plant and equipment	277	15,614
Purchase of short term investments	(1,174)	(45,050)
Proceeds from sale of short term investments	4,480	43,070
Investment in affiliates	—	(3,383)
Proceeds from sale of investment in affiliates	—	1,353
Decrease / (Increase) in restricted cash	7,353	(2,393)
Cash paid for acquisition of subsidiaries, net of cash acquired	—	(230,457)

Net cash used in investing activities	(12,187)	(225,413)

Cash flows from financing activities:
Cash dividends paid	(4,016)	(4,076)
Payment of financing fee	—	2,420
Increase in short-term borrowings	4,774	132,892
Proceeds from long term debt (net of current portion)	—	80,993
Issuance of equity shares	—	17,395
Proceeds from exercise of stock options	1,117	—

Net cash provided by financing activities	1,875	229,624

Effect of changes in exchange rates	(1,400)	118

Net (decrease) / increase in cash and cash equivalents	(6,933)	8,058
Cash and cash equivalents— beginning of period	17,876	431

Cash and cash equivalents— end of period	$10,943	$8,489

Supplementary cash flow information

	For the nine months ended December 31,
	2006	2005
Cash paid during the period:
Income taxes	$1,907	$4,275

Interest	14,257	1,345

Non-cash items
Deferred consideration	—	6,719

The accompanying Notes are an integral part of the Condensed Consolidated Financial Statements.

Matrix Laboratories Limited
Notes to the Unaudited Condensed Consolidated Financial Statements
For the nine month periods ended December 31, 2006 and December 31, 2005
(In USD thousands, except shares and per share data or as otherwise stated)
Note 1. Nature of Operations and Basis of Presentation
Matrix Laboratories Limited (“Matrix”, formerly known as Herren Drugs) was incorporated in India on November 29, 1984 and its equity shares are listed on the Bombay and National Stock Exchanges in India.
In the opinion of management, the accompanying unaudited condensed consolidated financial statements (interim financial statements) of Matrix Laboratories Limited and its subsidiaries (hereinafter referred to as the “Company”) contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the interim results of operations, financial position and cash flows for the periods presented. These interim financial statements are prepared in accordance with accounting principles generally accepted in the USA (“US GAAP”) which differ in material respects from the consolidated financial statements of Matrix prepared in accordance with accounting principles generally accepted in India in accordance with applicable statutory requirements. Certain footnotes and other financial information included in the annual audited consolidated financial statements were condensed or omitted.
The statement of operations for the nine months ended December 2005 includes three months operations of Docpharma, a 100% subsidiary acquired by Matrix in September 2005. The statement of operations for the period ended December 2006 includes nine months operations of Docpharma and other subsidiaries and equity affiliates acquired during the period up to March 2006.
Matrix has adopted the US Dollar as its reporting currency. The functional currency financial statements are translated into USD using the period ended rates prevailing at the respective balance sheet dates for the balance sheet accounts and a monthly weighted average exchange rate for the respective periods for revenue, expense and cash flow items. The gains or losses resulting from such translation are reported in other accumulated other comprehensive income of shareholders’ equity.
The Company’s fiscal year ends on March 31.
Note 2. Summary of Significant Accounting Policies
The preparation of the financial statements requires that the Company make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities.
With the exception of adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment and the other standards noted below on April 1, 2006, the accounting policies and methodologies for the nine months ended December 31, 2006 are consistent with those discussed in the financial statements for the fiscal year ended March 31, 2006.
Loss per Equity Share. Basic earnings per equity share are computed by dividing net loss by the weighted average equity shares outstanding for the period. Diluted earnings per equity share is computed using the weighted average number of equity shares outstanding during the period adjusted for the dilutive effect of stock options, using the treasury stock method except where the results would be anti-dilutive.
A reconciliation of basic and diluted earnings per equity share is as follows:

	For the nine months ended December 31,
	2006	2005
Net Loss	$(36,877)	$(28,502)

Weighted average equity shares outstanding	153,780,695	149,760,392
Assumed exercise of dilutive stock options	*	*
Diluted weighted average equity shares outstanding	153,780,695	149,760,392

Loss per Equity share:
Basic	$(0.24)	$(0.19)
Diluted	$(0.24)	$(0.19)

*	Not considered, since anti dilutive.
Stock Options. Matrix adopted SFAS 123R effective April 1, 2006. SFAS 123R requires the recognition of the fair value of stock-based compensation in net earnings. Prior to April 1, 2006, Matrix accounted for its stock options using the intrinsic value method of accounting provided under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related Interpretations.
Matrix adopted the provisions of SFAS 123R, using the modified prospective transition method. Under this method, compensation cost recognized in the nine months ended December 31, 2006 includes: (a) compensation cost for all stock options granted prior to April 1, 2006, but for which the requisite service period had not been completed as of April 1, 2006, based on the grant date fair value, estimated in accordance with the original provisions of SFAS 123, Accounting for Share Based Compensation (“SFAS 123”) and (b) compensation cost for stock options granted subsequent to April 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. Results for prior periods have not been restated.

The pro forma effect of recognizing the estimated fair value of stock-based employee compensation for the nine months ended December 31, 2005 is as follows:

Net Loss as reported	$(28,502)
Add: Stock-based compensation expense included in reported net earnings, net of related tax effects	972
Deduct: Total compensation expense determined under fair-value based method for all stock awards, net of related tax effects	(2,729)
Pro forma net loss	(30,259)
Weighted average common shares outstanding	149,760,392
Assumed exercise of dilutive stock options *	—
Diluted weighted average common shares outstanding	149,760,392

Loss per equity share:
Basic— as reported	$(0.19)
Basic— pro forma	$(0.20)
Diluted— as reported	$(0.19)
Diluted— pro forma	$(0.20)

*	Not considered, since anti dilutive.
The following table summarises the stock option activity during the nine months ended December 31, 2006:

	Number of	Weighted average	Weighted average
	shares	exercise price per	remaining	Aggregate
	under option	share - (Rs.)	contractual term	intrinsic value
Outstanding at March 31, 2006	3,983,795	147.98	—	$—
Options granted	646,500	207.36	—	—
Options exercised	(349,670)	143.99	—	—
Options forfeited	(355,565)	152.30	—	—

Outstanding at December 31, 2006	3,925,060	157.73	5.32	3,910

Vested and expected to vest at December 31, 2006	2,804,382	158.11	5.18	2,812

Options exercisable at December 31, 2006	178,100	143.58	3.24	138

As a result of the adoption of SFAS 123R, Matrix recognized stock-based compensation expense of $ 2,433, for the nine months ended December 31, 2006. The impact of recognizing the compensation expense related to SFAS 123R on basic and diluted earnings per share for the nine months ended December 31, 2006, was $ (0.01) per equity share.
With respect to options granted under Matrix’s stock-based compensation plan, the fair value of each option grant was estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model utilizes assumptions related to volatility, the risk-free interest rate, the dividend yield and employee exercise behaviour. Expected volatilities utilized in the model are based mainly on the historical volatility of Matrix’s stock price and other factors. The risk-free interest rate is derived from the interest rate applicable for maturity equal to the expected life of the options based on the zero coupon yield curve for Government securities. The model incorporates exercise and post-vesting forfeiture assumptions based on an analysis of historical data. The expected lives of the grants are derived from historical and other factors.
The assumptions used in calculating the fair value of options granted during the nine months ended December 31, 2006 and 2005 , using the Black-Scholes option pricing model are as follows:

For the nine months ended December 31,	2006	2005
Expected volatility	61.44%	70.25%
Expected risk-free interest rate	6.87%	6.54%
Expected dividend yield	2.97%	2.97%
Expected term of options (in years)	5.00	5.00
Weighted average fair value per option — (Rs.)	132.96	105.57
Adoption of new accounting standards
In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151 Inventory costs (“SFAS 151”), Amendment of Accounting Research Bulletin No.43, Chapter 4 on Inventory Costs. SFAS No. 151 amends and clarifies financial accounting and reporting for inventory costs. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005 or April 1, 2006 for the Company. The adoption of SFAS No. 151 did not have any material impact on the condensed consolidated financial statements of the Company.
In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets an amendment of APB Opinion No. 29 (“SFAS No. 153”). SFAS No. 153 amends and clarifies the measurement of exchanges of non-monetary assets. The standard eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 is effective for exchanges of non-monetary assets that occur during the fiscal years beginning after June 15, 2005 or April 1, 2006 for the Company. The adoption of SFAS No. 153 did not have any material impact on the condensed consolidated financial statements of the Company.
In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (“SFAS No. 154”). SFAS No.154 requires retrospective application to prior-period financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also redefines “restatement” as the revising of previously issued financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 or April 1, 2006 for the Company. The adoption of SFAS No. 154 did not have any material impact on the condensed consolidated financial statements of the Company.

Note 3. Inventories

	As of December 31,	As of March 31,
	2006	2006
Stores and spares	$1,441	$1,035
Raw materials	20,809	17,397
Work-in-process	25,153	23,189
Finished goods	59,484	54,215

Total	$106,887	$95,836

Note 4. Accounts receivable, net

	As of December 31,	As of March 31,
	2006	2006
Accounts receivable	$73,362	$77,531
Less: Allowances for doubtful accounts	(4,778)	(5,046)

Total	$68,584	$72,485

The following table sets forth the changes in the allowance for doubtful accounts:

	As of December 31,	As of March 31,
	2006	2006
Balance, beginning of the year	$5,046	$1,034
Add: Net movement during the period	(268)	4,012

Balance, end of the period	$4,778	$5,046

Changes in the Company’s allowance for doubtful accounts is included in selling, general and administrative expenses.
Note 5. Intangible Assets
Intangible assets, excluding goodwill, consist of the following components:

	Weighted Average		Accumulated
	Life (years)	Original Cost	Amortization	Net Book Value
December 31, 2006
Amortized intangible assets:
Software	5	$1,430	$(131)	$1,299
Developed products, Patents and DMFs	4-20	88,563	(22,846)	65,717
Trade names	15	11,306	(750)	10,556
Supply agreements	10	7,766	(1,094)	6,672
Customer relationships	10	3,673	(1,292)	2,381
Maintenance contracts	10	475	(48)	427

Total		$113,213	$(26,161)	$87,052

March 31, 2006
Amortized intangible assets:
Software	5	$1,704	$(551)	$1,153
Developed products, Patents and DMFs	4-20	79,187	(9,774)	69,413
Trade names	15	10,406	(344)	10,062
Supply agreements	10	6,897	(351)	6,546
Customer relationships	10	3,388	(168)	3,220
Maintenance contracts	10	484	(22)	462

Total		$102,066	$(11,210)	$90,856

Amortization expense for nine months ended December 31, 2006 and 2005 was $ 14,062 and $ 5,563 respectively.
Note 6. Goodwill

	As of December 31,	As of March 31,
	2006	2006
Opening balance	$125,059	$4,187
Acquired during the year	—	120,950
Additional goodwill recognised for Docpharma	538	—
Foreign Currency translation adjustment	8,254	(78)
Impairment loss recognised during the period	(25,603)	—

Balance, end of the period	$108,248	$125,059

As a result of one of the Company’s suppliers being acquired, the goodwill in the Medical Products segment at Docpharma was determined to have been impaired.

Note 7. Short-term borrowings

	As of December 31,	As of March 31,
	2006	2006
Working capital facilities	$104,376	$89,261
Current portion of long-term debt	120,621	106,266

Total	$224,997	$195,527

Working Capital facilities are availed from State Bank of India, Andhra Bank, The Bank of Nova Scotia, ABN Amro Bank, UTI Bank, HDFC Bank, ING, Fortis, KBC Bank Agricultural Bank of China, Import and Export Bank of China and Industrial and Commercial bank of China and are secured by first charge on the current assets and a second charge on property, plant and equipment. Working capital facilities from Export Import Bank of India are secured by first charge on property, plant and equipment. The working capital facilities carry interest rates of 4 to 14%.
Note 8. Long-Term Debt
A summary of long term debt as of December 31, 2006 is as follows:

As of December 31, 2006
Long-term Loans	$219,687
Less: Current portion	(120,621)

Total long-term debt	$99,066

The long term debt as of December 31, 2006 includes the following:
Facility A loan of Euro 82.50 million repayable on July 7, 2007
Facility B loan of Euro 82.50 million repayable during 2008-11
Other long term debt of $ 9,216 repayable during 2008-11.
The Company’s effective interest rate for Euro loan is Euro Interbank Offered Rate (Euribor) + 100 basis points for Facility A of Euro 82.50 million and Euribor + 129 basis points for Facility B of Euro 82.50 million for the period ended December 31, 2006. Facility A was originally repayable in July 2006 but was extended to January 2007 and then further extended by six months to July 2007.
The Euro denominated loans are collateralized by the pledge of Docpharma NV shares held by Matrix Laboratories NV and shares of Matrix Laboratories NV held by Matrix Laboratories B.V. The loan is further collateralized by corporate guarantee by Matrix to ABN Amro Bank NV on behalf of Matrix Laboratories NV.
The fair value of the debt approximates its carrying value at December 31, 2006 and March 31, 2006.
Principal maturities of the long term debt for the next five years and thereafter, as of December 31 , are as follows:

Period ending on December 31 ,
2007	$120,621
2008	26,417
2009	30,624
2010	42,025

Total	$219,687

The total interest expense incurred against the borrowings is $ 6,835 and $ 875 for the nine month periods ended December 31, 2006 and 2005, respectively.
The secured long-term loan agreements require Matrix and its various subsidiaries to comply with certain covenants, under which the approval of the lenders is required for certain transactions which include incurring additional indebtedness or guarantees; declaration or payment of dividends; entering into sale and leaseback transactions; sale of assets; engaging in transactions with affiliates; entering into acquisitions or mergers, joint ventures, consolidations or sales of the Company’s assets; and entering into new lines of business. The covenants also prescribe certain maximum ratios of debt to earnings or equity ratios and minimum levels of interest and debt service coverage ratios.
Unused lines of credit. Unused lines of credit aggregating $ 971 as of December 31, 2006 are immediately available and carry an interest rate of 3 to 8%.
Note 9. Patent settlement and Other Income
Income from patent settlement
During the period ended December 31, 2005, a suit was filed against a United Kingdom based generics company with whom Matrix has entered into a development and supply arrangement. Matrix entered into a settlement with the other pharmaceutical company in February 2005. Under the settlement, the other pharmaceutical company withdrew its patent challenge and Matrix cancelled its contracts to sell the product. As consideration for the settlement, Matrix received a non-refundable payment of $ 22,145 upon cancellation of the contracts in the period ended December 31, 2005, which is recorded as income from patent settlement.
Gain on sale of intangible assets
In September 2005, Matrix entered into a joint venture agreement with Aspen Corporation for Astrix Laboratories Limited (“Astrix”) in which Matrix holds a 50% interest. Astrix produces APIs in India. As consideration for its 50% interest, Matrix contributed cash of $ 507 and a 50% interest in an API manufacturing facility located in India, know-how, licenses and intellectual property with a fair value of $ 36,510. Aspen contributed cash of $ 37,017 for its 50% interest in Astrix. Subsequent to the initial contribution of assets and cash, Astrix purchased the remaining 50% interest in the API manufacturing facility and certain intellectual property for $ 36,510 from Matrix resulting in a gain on sale of property, plant and equipment amounting to $ 1,177 and the sale of intangibles amounting to $ 22,557. Matrix accounts for its contribution of assets to Astrix at its historical book value from September 2005.

Note 10. Related party transactions
Matrix routinely enters into transactions with certain affiliates in the ordinary course of business. Transactions with its own subsidiaries are eliminated on consolidation.
The following represent the significant transactions between Matrix and such affiliates:

For the nine months ended December 31,	2006	2005
Sales	$14,493	$—
Purchases	1,374	—
Processing income	1,489	—
Interest	554	—
Sale of know-how, DMFs & patent *	197	22,557
Sale of property, plant and equipment *	—	11,951
Transfer of current assets and liabilities *	—	8,201
Others	311	—
The balances with related parties have been included in the respective line items in the financial statements. The details of these balances are as follows:

	As of December 31,	As of March 31,
	2006	2006
Accounts receivable, net of allowances for doubtful debts	$3,552	$4,829
Prepaid expenses and other current assets	1,915	769
Other assets	—	7,593
Trade accounts payable and accured liabilities	1,252	303
Other current liabilities	102	—

*	Sale of know-how, DMF’s and patent, sale of property, plant and equipment, transfer of current assets and liabilities and the other assets mainly relate to assets contributed by Matrix to Astrix
Note 11. Segment Information
The segment information is as follows:

	Pharmaceuticals	Medical Supplies	Total
For the nine months ended December 31, 2006
Net Revenues	$201,014	$37,793	$238,807
Impairment loss on goodwill	—	25,603	25,603
Interest expense	11,870	295	12,165
Depreciation and amortization	14,565	6,357	20,922
Other income, net	(4,198)	(1,665)	(5,863)
Stock based compensation	2,433	—	2,433
Equity in income of affiliates	2,665	—	2,665

Loss before taxes	(14,866)	(28,608)	(43,474)
Income tax benefit	5,710	887	6,597

Net loss after tax	$(9,156)	$(27,721)	$(36,877)

For the nine months ended December 31, 2005
Net Revenues	$158,054	$12,804	$170,858
Interest expense	3,151	39	3,190
Depreciation and amortization	9,624	517	10,141
Other income, net	(3,298)	(151)	(3,449)
Stock based compensation	972	—	972
Equity in loss of associates	(176)	—	(176)

Loss before taxes	(15,738)	(4,668)	(20,406)
Income tax expense	6,675	1,421	8,096

Net loss after tax	$(22,413)	$(6,089)	$(28,502)

As of December 31,2006
Segment assets	$459,493	$29,840	$489,333
Goodwill	108,248	—	108,248
Investment in Affiliates	24,929	—	24,929

Total assets	$592,670	$29,840	$622,510

As of March 31, 2006
Segment assets	$457,010	$32,295	$489,305
Goodwill	100,087	24,972	125,059
Investment in Affiliates	22,378	—	22,378

Total assets	$579,475	$57,267	$636,742

Note 12. Commitments and contingencies
Contingent liabilities. The Company is involved in tax and legal proceedings, claims and litigation arising in the ordinary course of business. The Company periodically assesses its liabilities and contingencies in connection with these matters based upon the latest information available. As additional information becomes available, the Company adjusts its assessment and estimates of such liabilities accordingly. Based on a review of the latest information available, management believes that the ultimate liability in connection with pending tax and legal proceedings, claims and litigation will not have a material effect on the Company’s results of operations, cash flows or financial position, with the possible exception of the matters described below.
(i) Product liability. During the fiscal year ended March 31, 2004, Docpharma NV purchased a medical supply company that sold certain products, which contained a manufacturer’s warranty, to hospitals. Docpharma has since discontinued sales of the products. As it is not possible to determine with any degree of certainty any potential liability associated with these warranties, no amounts have been recorded in the Company’s condensed consolidated financial statements. In addition, the Dutch regulatory agency has begun a preliminary investigation related to the validity of the labeling of the product by the former medical supply company as having undergone a regulatory certification process, although no official approval had been obtained. As it is not possible to determine with any degree of certainty any potential liability associated with these warranties, no amounts have been recorded in the Company’s condensed consolidated financial statements.
(ii) The Company is subject to certain environmental, health and safety requirements and is exposed to differing degrees of liabilities, compliance costs, and cleanup requirements arising from its past and current activities at various international locations. The laws and regulations applicable to such activities differ from country to country. The Company believes that it is in substantial compliance with all material environmental, health and safety requirements in each country where it operates. While the ultimate outcome of the foregoing environmental matters is uncertain, after consultation with legal counsel, management does not believe the resolution of these matters, individually or in the aggregate, will have a material adverse effect on the Company’s long-term business, financial condition or results of operations.
(iii) Contingent consideration. Matrix is obligated to pay certain amounts as contingent consideration based on the future earnings of certain investee companies. The ultimate amount of such earnings will be determined once the Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) of the relevant year is formalized.
For certain prior acquisitions by Docpharma NV in which contingent consideration had been provided, a deposit of Euros 2.5 million ($ 3,025) had been placed in an escrow account. If the earnings objectives are not met, the deposit will be returned to Docpharma NV. Docpharma NV is obligated to pay certain amounts in addition to the deposit provided, which is based on future earnings of the investee companies. The ultimate amount of such earnings will be determined once the earnings of the relevant year are finalized. The amounts that could be payable under the contingent consideration cover the periods through December 31, 2008.
(iv) Other litigation. As of December 31, 2006, the Company was involved with other lawsuits incidental to its business. Management believes that the ultimate outcome of these matters is not expected to have a material adverse effect on the Company’s condensed consolidated financial statements.
Note 13. Subsequent Events
Matrix and Mylan Laboratories Inc. (“Mylan”), a U.S. based company entered into an agreement whereby Mylan agreed to acquire approximately 71.5% of shares in Matrix for Rs.306 per share, for a total purchase price of approximately $ 740,000.
This transaction was completed on January 8, 2007.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS
     The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements are typically identified by the words “believe”, “expect”, “anticipate”, “intend”, “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither Mylan nor Matrix undertake any obligation to update publicly or revise any forward-looking statements.
     The unaudited condensed combined pro forma statements of earnings are presented to show how Mylan might have looked had the acquisition of 71.5% of the voting share capital of Matrix occurred on April 1, 2005. The unaudited condensed combined pro forma balance sheet is presented to show how Mylan might have looked had the acquisition of 71.5% of the voting share capital of Matrix occurred on December 31, 2006. This pro forma information is based on, and should be read in conjunction with, the historical financial statements of Mylan for the fiscal year ended March 31, 2006 included in our Form 10-K filed May 16, 2006 and for the nine months ended December 31, 2006 included in our Form 10-Q filed February 8, 2007 and those of Matrix, which are included elsewhere in this Form 8-K.
     The unaudited condensed combined pro forma statement of earnings for the twelve months ended March 31, 2006, combines information from the audited historical consolidated statement of earnings of Mylan and statement of operations for Matrix for the fiscal year ended March 31, 2006. The unaudited condensed combined pro forma statement of earnings for the nine months ended December 31, 2006, combines information from the unaudited historical condensed consolidated statement of earnings of Mylan and statement of operations for Matrix for the nine months ended December 31, 2006. The unaudited condensed combined pro forma balance sheet combines information from the unaudited historical condensed consolidated balance sheets of Mylan and Matrix as of December 31, 2006.
     The allocation of the purchase price as reflected in these pro forma condensed combined financial statements has been based upon preliminary estimates of the fair value of Mylan’s 71.5% share of assets acquired and liabilities assumed as of the date of the acquisition. Management is currently assessing the fair values of the tangible and intangible assets acquired and liabilities assumed. This preliminary allocation of the purchase price is dependent upon certain estimates and assumptions, which are preliminary and have been made solely for the purpose of developing such pro forma condensed combined financial statements.
     A final determination of the fair value of Mylan’s 71.5% of Matrix’s assets and liabilities, will be based on the actual net tangible and intangible assets of Matrix that existed as of the date of completion of the acquisition and such valuations could change significantly upon the completion of further analyses and asset valuations from those used in the unaudited condensed combined pro forma financial statements presented below.
     The unaudited condensed combined pro forma financial statements were prepared using the assumptions described below and in the related notes. The historical consolidated and condensed consolidated financial information has been adjusted to give effect to pro forma events that are 1) directly attributable to the acquisition, 2) factually supportable, and 3) with respect to the statements of earnings, expected to have a continuing impact on the combined results. The unaudited condensed combined pro forma financial statements do not include liabilities resulting from strategic collaboration planning, nor do they include certain costs savings or operating synergies that may result from the acquisition. Amounts preliminarily allocated to goodwill may significantly decrease and amounts allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization expense related to acquired intangible assets. Therefore, the actual amounts recorded may differ materially from the information presented in the accompanying unaudited condensed combined pro forma financial statements.
     The unaudited condensed combined pro forma financial statements are provided for illustrative purposes only. They do not purport to represent what Mylan’s consolidated results of operations and financial position would have been had the transaction actually occurred as of the dates indicated, and they do not purport to project Mylan’s future consolidated results of operations or financial position.

UNAUDITED CONDENSED COMBINED PRO FORMA
STATEMENT OF EARNINGS
For the Twelve Months Ended March 31, 2006
(in thousands, except for per share data)

	Historical
	Mylan	Matrix	Adjustments		Pro forma
Revenues
Net revenues	$1,239,988	$230,270	$—		$1,470,258
Other revenues	17,176	—	—		17,176

Total revenues	1,257,164	230,270			1,487,434
Cost of sales	629,548	191,199	35,442	a	856,189

Gross profit	627,616	39,071	(35,442)		631,245

Operating expenses:
Research and development	102,057	11,884	—		113,941
In-process research and development written off	—	58,680	—		58,680
Selling, general and administrative	225,754	39,098	—		264,852
Gain on sale of intangible assets	—	24,137	—		24,137
Litigation settlements, net	12,417	(22,145)	—		(9,728)

Total operating expenses	340,228	63,380	—		403,608

Earnings from operations	287,388	(24,309)	(35,442)		227,637

Interest expense	31,285	5,803	15,451	b	52,539
Equity in losses of affiliates	2,538	1,777	2,000	c	6,315
Other income, net	21,040	6,940	(1,318)	d	17,432
			(9,230)	e

Earnings before income taxes and minority interest	274,605	(24,949)	(63,441)		186,215
Provision for income taxes	90,063	5,497	(22,204)	f	73,356

Net earnings before minority interest	184,542	(30,446)	(41,237)		112,859

Minority interest	—	159	8,677	g	8,836

Net earnings	$184,542	$(30,287)	$(32,560)		$121,695

Earnings per common share:

Basic	$0.80				$0.51

Diluted	$0.79				$0.50

Weighted average common shares outstanding:

Basic	229,389			h	237,448

Diluted	234,209			h	242,268

See notes to unaudited condensed combined pro forma financial statements

UNAUDITED CONDENSED COMBINED PRO FORMA
STATEMENT OF EARNINGS
For the Nine Months Ended December 31, 2006
(in thousands, except for per share data)

	Historical
	Mylan	Matrix	Adjustments		Pro forma
Revenues
Net revenues	$1,103,247	$238,807	$—		$1,342,054
Other revenues	21,310	—	—		21,310

Total revenues	1,124,557	238,807			1,363,364
Cost of sales	515,736	175,510	15,188	a	706,434

Gross profit	608,821	63,297	(15,188)		656,930

Operating expenses:
Research and development	66,844	14,414	—		81,258
Impairment loss on goodwill	—	25,603	—		25,603
Selling, general and administrative	152,784	63,278	—		216,062
Litigation settlements, net	(46,154)	—	—		(46,154)

Total operating expenses	173,474	103,295	—		276,769

Earnings from operations	435,347	(39,998)	(15,188)		380,161

Interest expense	31,292	12,165	11,588	b	55,045
Equity in profit of affiliates	5,038	2,665	(1,500)	c	6,203
Other income, net	34,747	5,863	(10,700)	e	29,910

Earnings before income taxes and minority interest	443,840	(43,635)	(38,976)		361,229
Provision for income taxes	155,267	(6,597)	(13,642)	f	135,028

Net earnings before minority interest	288,573	(37,038)	(25,334)		226,201

Minority interest	—	161	10,556	g	10,717

Net earnings	$288,573	$(36,877)	$(14,778)		$236,918

Earnings per common share:

Basic	$1.37				$1.08

Diluted	$1.34				$1.06

Weighted average common shares outstanding:

Basic	211,075			h	219,134

Diluted	215,275			h	223,334

See notes to unaudited condensed combined pro forma financial statements

UNAUDITED CONDENSED COMBINED PRO FORMA
BALANCE SHEET
December 31, 2006
(in thousands)

	Historical				Pro
	Mylan	Matrix	Adjustments		Forma
Assets
Current assets:
Cash and cash equivalents	$286,880	$10,943	$263,000	a	$196,040
			(532,795)	f
			168,012	m
Marketable securities	179,125	1,180	—		180,305
Accounts receivable, net	312,282	68,584	—		380,866
Inventories	314,936	106,887	14,113	b	435,936
Deferred income tax benefit	136,533	1,365	—		137,898
Prepaid expenses and other current assets	45,416	58,492	(14,032)	f	75,857
			(14,019)	g

Total current assets	1,275,172	247,451	(115,721)		1,406,902
Property, plant and equipment, net	461,653	139,952	30,048	b	631,653
Intangible assets, net	92,829	87,052	302,948	c	482,829
Goodwill	102,579	108,248	322,254	d	533,081
Investment in affiliates	210,231	24,929	35,071	b	59,630
			(210,601)	h
Other assets	64,184	14,878	—		79,062

Total assets	$2,206,648	$622,510	$363,999		$3,193,157

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Trade accounts payable	$45,445	$100,694	$—		$146,139
Income taxes payable	38,424	—	—		38,424
Current portion of long-term obligations	—	224,997	—		224,997
Cash dividends payable	12,784	—	—		12,784
Other current liabilities	189,125	45,767	10,981	i	245,873

Total current liabilities	285,778	371,458	10,981		668,217
Deferred revenue	93,252	—	—		93,252
Long-term debt	687,000	99,066	263,000	a	1,049,066
Other long-term obligations	21,393	4,979	—		26,372
Deferred income tax liability	17,320	26,292	126,119	j	169,731

Total liabilities	1,104,743	501,795	400,100		2,006,638

Minority Interests	—	14,781	15,410	k	30,191

Shareholders’ equity
Preferred stock	—	—	—		—
Common stock	156,064	7,188	(7,188)	l	156,064

Additional paid-in capital	483,175	122,034	(122,034)	l	506,221
			23,046	m
Retained earnings (deficit)	2,189,473	(22,349)	22,349	l	2,080,155
			(108,000)	e
			(1,318)	f
Accumulated other comprehensive earnings	2,238	(939)	939	l	2,238

	2,830,950	105,934	(192,206)		2,744,678

Less:
Treasury stock at cost	1,729,045	—	(140,695)	m	1,588,350

Total shareholders’ equity	1,101,905	105,934	(51,511)		1,156,328

Total liabilities and shareholders’ equity	$2,206,648	$622,510	$363,999		$3,193,157

See notes to unaudited condensed combined pro forma financial statements

MYLAN LABORATORIES INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Combined Pro Forma Financial Statements
1. Basis of Presentation
Purchase Price:
     These unaudited condensed combined pro forma financial statements reflect a preliminary allocation of the purchase price as if the transaction had been completed on April 1, 2005, with respect to the statements of earnings, and December 31, 2006, with respect to the balance sheet. The preliminary allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed. The estimated purchase price of $776.8 million has been calculated and preliminarily assigned to the net tangible and intangible assets acquired as follows (in thousands, except per share amounts):

Purchase price calculation:

Number of shares of Matrix common stock purchased in open offer	30,837
Multiplied by the price per share of Rs. 306 translated into U.S. dollars	$6.83	$210,601

Number of shares of Matrix common stock purchased from selling shareholders	79,188
Multiplied by the price per share of Rs. 306 translated into U.S. dollars	$6.89	545,509

Less: cash received from selling shareholders in private sale of Mylan common stock		(168,012)

Number of shares of Mylan common stock issued to selling shareholders in private sale	8,058
Multiplied by Mylan’s average stock price for the period two business days before and two business days after the August 28, 2006 announcement of the acquisition	$20.32	163,741

Other, including estimated transaction costs		25,000

Estimated purchase price (1)		$776,839

(1)	Note that this purchase price was determined based upon the exchange rate of rupees to U.S. dollars in effect on the date on which the transaction occurred. The actual cash required to be paid by Mylan was approximately $16.2 million less as the result of a foreign exchange forward contract entered into in connection with the acquisition.

The preliminary allocation of the purchase price for the 71.5% of the voting share capital of Matrix is based on the estimated fair values of the 71.5% of Matrix’s assets acquired and liabilities assumed in the acquisition as follows (in thousands):

Purchase price allocation to net tangible and intangible assets acquired and to goodwill:
Assets acquired	$562,103
Liabilities assumed	(531,986)
Deferred taxes	(126,119)
Identifiable intangible assets	365,190
Excess of purchase price over the fair values of net assets acquired (1)	399,651
In-process research and development (2)	108,000

Total purchase price	$776,839

(1)	The excess of the purchase price over the fair value of identifiable net assets acquired has been classified as goodwill.

(2)	The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the closing date of the acquisition, will not have reached technological feasibility and have no alternative future use. The preliminary estimate of in-process research and development is $108.0 million. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the unaudited condensed combined pro forma statements of earnings. However, this item will be recorded as a charge against income in the period in which the transaction occurs. The amount of in-process research and development is subject to change and will be finalized upon completion of a valuation. For every incremental $25 million increase to the amount allocated to in-process research and development expense, there will be a $25 million decrease to net income in the period in which the transaction occurs. Additionally, goodwill and retained earnings will also each decrease by $25 million.
Pro Forma Adjustments
The pro forma adjustments give effect to the acquisition of 71.5% of Matrix outstanding voting shares by Mylan. There were reclassifications made to the historical presentation of the Matrix consolidated and condensed consolidated financial statements in order to conform to Mylan’s presentation.
Statements of Earnings
(a)	Represents an adjustment to record the additional amortization expense of the amortizable intangible assets acquired as part of the acquisition. The amount of intangible assets, estimated useful lives and amortization methodology are subject to the completion of valuation. Assuming a useful life of 10 years, straight line amortization and a tax rate of 35%, for every additional $50 million allocated to intangible assets, net income will decrease by $3.3 million and $2.4 million for the fiscal year ended March 31, 2006, and the nine months ended December 31, 2006, respectively. The additional depreciation expense on the fixed assets acquired as part of the acquisition was immaterial.

(b)	Represents additional interest expense incurred as a result of $263.0 million of additional borrowings under Mylan’s existing revolving credit facility used to finance the acquisition. The assumed interest rate on these borrowings was 5.875%.

(c)	Represents an adjustment to record additional amortization on the share of equity method investees acquired by Mylan (71.5%) based on their calculated fair value over their book value.

(d)	Represents an adjustment to record a loss on a foreign exchange forward contract recognized when this contract was closed in conjunction with the Matrix transaction.

(e)	Represents an adjustment to record a reduction in interest income due to the cash payment being assumed to have been made on April 1, 2005 for the unaudited condensed combined pro forma financial statements.

(f)	Represents the income tax effect at 35% of adjustments (a) – (e)

(g)	Represents an adjustment to record a 28.5% minority interest on Matrix’s historical loss for the periods presented .

(h)	Represents the issuance of approximately 8.1 million shares of Mylan common stock, sold to certain selling shareholders in connection with the acquisition.
Balance Sheet
(a)	Represents additional borrowings under Mylan’s revolving credit facility incurred to finance the acquisition of the Matrix shares.

(b)	Represents an adjustment to record the estimated fair value step-up of 71.5% of the inventories, property, plant and equipment and investments in equity method investees. Because the adjustment to inventories is directly attributed to the transaction and will not have an ongoing impact, it is not reflected in the unaudited condensed combined pro forma statements of earnings. However, the amortization of the step-up in inventory is expected to impact cost of sales during the 12 months following the consummation of the transaction. The amounts recorded for inventory, property, plant and equipment and investments in equity method investees are subject to the completion of valuations.

(c)	Represents the preliminary adjustment to record the estimated fair value of 71.5% Matrix’s intangible assets acquired by Mylan. The 28.5% that Mylan did not acquire will remain at its historical cost. The amount of intangible assets, estimated useful lives and amortization methodology are subject to the completion of a valuation.

(d)	Represents the preliminary adjustment to record the excess of purchase price over the estimated fair value of net assets acquired which has been recorded as goodwill. This amount is subject to completion of the valuations on the tangible and intangible assets acquired. The 28.5% of Matrix’s historical goodwill that Mylan did not acquire will remain at its historical cost.

(e)	Represents the estimated fair value of in-process research and development acquired. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the unaudited condensed combined pro forma statements of earnings. However, this item will be recorded as an expense immediately following consummation of the acquisition. This amount is subject to the completion of a valuation.

(f)	Represents an adjustment to record the payment made by Mylan to acquire 51.5% of Matrix’s share capital from certain selling shareholders. Additionally the adjustment removes the asset that had been recorded by Mylan related to the market value of the foreign exchange forward contract and records the loss recognized on the contract when it was closed as of the acquisition date.

(g)	Represents capitalized acquisition costs on Mylan’s historical balance sheet. Upon consummation of the acquisition, these costs will be included in goodwill.

(h)	Represents an adjustment to remove Mylan’s equity investment in Matrix as of December 31, 2006, that was recorded upon Mylan’s purchase of 20% of Matrix’s outstanding share capital in the open offer. Following the acquisition of an additional 51.5% Matrix is now a 71.5% owned consolidated subsidiary.

(i)	Represents an estimate of liabilities for remaining deal and other costs related to the acquisition.

(j)	Represents deferred income taxes resulting from the pro forma adjustments made to the unaudited condensed combined pro form balance sheet, including fair value adjustments made to certain historical Matrix balance sheet amounts.

(k)	Represents an adjustment to record the minority interest related to 28.5% of the historical net assets of Matrix.

(l)	Reflects the elimination of the historical Matrix stockholders’ equity.

(m)	Represents an adjustment to record the sale of approximately 8.1 million shares of Mylan common stock to certain selling shareholders in connection with the acquisition.

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of Deloitte, Haskins and Sells, independent auditors.

99.1	Press release of the registrant dated January 8, 2007.